UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant   ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

GNC HOLDINGS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

300 Sixth Avenue

Pittsburgh, Pennsylvania 15222

March 26, 2018

Dear Stockholder,

You are cordially invited to attend a Special Meeting of Stockholders of GNC Holdings, Inc. (the “Company”) to be held on April 25, 2018 at 8:30 a.m., Eastern Time, at the Omni William Penn, 530 William Penn Place, Sternwheeler Room, Pittsburgh, Pennsylvania 15219 (the “Special Meeting”).

On February 13, 2018, the Company entered into a Securities Purchase Agreement with Harbin Pharmaceutical Group Holdings Co., Ltd. (the “Investor”), pursuant to which the Company agreed to issue and sell to the Investor, and the Investor agreed to purchase from the Company, 299,950 shares of a newly created series of convertible preferred stock of the Company, to be designated as “Series A Convertible Preferred Stock” (the “Convertible Preferred Stock”), for a purchase price of $1,000 per share, or an aggregate purchase price of approximately $300 million. The Convertible Preferred Stock will be convertible into shares of the Company’s Class A common stock, par value $0.001 per share (the “Common Stock”), at an initial conversion price of $5.35 per share, subject to customary antidilution adjustments, and will accrue cumulative preferential dividends, payable quarterly in arrears, at an annual rate of 6.50% of the stated value of the Convertible Preferred Stock. The transaction is subject to customary closing conditions, including receipt of all necessary regulatory and governmental approvals, approval of our stockholders and the entry by the parties into a commercial joint venture in China.

At the Special Meeting, you will be asked to consider and vote on a proposal to approve, in accordance with Section 312.03 of the NYSE Listed Company Manual, the issuance of the Convertible Preferred Stock to the Investor, which Convertible Preferred Stock will include the right to (i) at the option of the Investor, convert such Convertible Preferred Stock into shares of the Company’s Common Stock and (ii) receive additional shares of Convertible Preferred Stock or an increase in the stated value of the Convertible Preferred Stock as a result of the payment of non-cash dividends (the “Share Issuance”).

Our Board of Directors unanimously recommends that you vote “FOR” the Share Issuance.

Stockholders of record at the close of business on March 23, 2018 are entitled to notice of, and to vote at, the Special Meeting or any adjournment or postponement thereof.

Your interest in the Company and your vote are very important to us. The enclosed proxy materials contain detailed information regarding the proposal that will be considered at the Special Meeting. We encourage you to read the proxy materials and vote your shares as soon as possible. You may vote your proxy via the Internet or telephone or, if you received a paper copy of the proxy materials, by mail by completing and returning the proxy card in the accompanying prepaid reply envelope.

Whether or not you plan to attend the Special Meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope, or submit your proxy by telephone or the Internet. If you attend the Special Meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

If your shares of Common Stock are held in “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will be unable to vote your shares of Common Stock without instructions from you. You should instruct your bank, brokerage firm or other nominee to vote your shares of Common Stock in accordance with the procedures provided by your bank, brokerage firm or other nominee.

If you have any questions or need assistance voting your shares of Common Stock, please contact Georgeson LLC, our proxy solicitor, by calling toll-free at (888) 607-9107.

On behalf of the Company, I would like to express our appreciation for your ongoing interest in GNC.

Very truly yours,

Kenneth A. Martindale
Chief Executive Officer

GNC HOLDINGS, INC.

NOTICE OF

SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 25, 2018

DATE AND TIME	8:30 a.m., Eastern Time, on April 25, 2018

PLACE	Omni William Penn, 530 William Penn Place, Sternwheeler Room, Pittsburgh, Pennsylvania 15219

ITEMS OF BUSINESS	To consider and vote on a proposal to approve, in accordance with Section 312.03 of the NYSE Listed Company Manual, the issuance by GNC Holdings, Inc. (the “Company”) to Harbin Pharmaceutical Group Holdings Co., Ltd. (the “Investor”) in a private placement of 299,950 shares of a newly created series of convertible preferred stock (the “Convertible Preferred Stock”) of the Company, which will include the right to (i) at the option of the Investor, convert such Convertible Preferred Stock into shares of the Company’s Class A common stock, par value $0.001 per share, and (ii) receive additional shares of Convertible Preferred Stock or an increase in the stated value of the Convertible Preferred Stock as a result of the payment of non-cash dividends (the “Share Issuance”).

RECORD DATE	You are entitled to vote only if you were a stockholder of record at the close of business on March 23, 2018.

PROXY VOTING	It is important that your shares be represented and voted at the Special Meeting. Whether or not you plan to attend the Special Meeting, we urge you to vote online at www.proxyvote.com or via telephone by calling 1-800-690-6903, or to complete and return a proxy card in the accompanying prepaid reply envelope (no postage is required).

REQUIRED VOTE	Pursuant to the rules of the New York Stock Exchange, the approval of the Share Issuance requires the affirmative vote of a majority of the shares present (in person or by proxy) and entitled to vote at the Special Meeting.

March 26, 2018

Kevin G. Nowe
Senior Vice President, Chief Legal Officer and Secretary

- i -

300 Sixth Avenue

Pittsburgh, Pennsylvania 15222

PROXY STATEMENT

SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 25, 2018

The Board of Directors (the “Board”) of GNC Holdings, Inc., a Delaware corporation (the “Company,” “we,” “us,” or “our”), has prepared this document to solicit your proxy to vote upon certain matters at a special meeting of our stockholders (the “Special Meeting”).

These proxy materials contain information regarding the Special Meeting, to be held on April 25, 2018, beginning at 8:30 a.m., Eastern Time, at the Omni William Penn, 530 William Penn Place, Sternwheeler Room, Pittsburgh, Pennsylvania 15219, and at any adjournments or postponements thereof.

It is anticipated that we will begin mailing this proxy statement and proxy card to our stockholders on or about March 26, 2018. The information regarding stock ownership and other matters in this proxy statement is as of March 23, 2018 (the “Record Date”), unless otherwise indicated.

QUESTIONS ABOUT THE SPECIAL MEETING AND THESE PROXY MATERIALS

Why am I receiving this proxy statement?

We are sending you this proxy statement because the Board is soliciting your proxy to vote at the Special Meeting to be held on April 25, 2018, at 8:30 a.m., Eastern Time, at the Omni William Penn, 530 William Penn Place, Sternwheeler Room, Pittsburgh, Pennsylvania 15219, and any adjournments or postponements of the Special Meeting. This proxy statement summarizes information that is intended to assist you in making an informed vote on the proposal to be considered at the Special Meeting.

What is the purpose of the Special Meeting?

On February 13, 2018, the Company entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with Harbin Pharmaceutical Group Holdings Co., Ltd. (the “Investor”), pursuant to which the Company agreed to issue and sell to the Investor, and the Investor agreed to purchase from the Company, 299,950 shares of a newly created series of convertible preferred stock of the Company, to be designated as “Series A Convertible Preferred Stock” (the “Convertible Preferred Stock”), for a purchase price of $1,000 per share, or an aggregate purchase price of approximately $300 million. The transaction is subject to customary closing conditions, including receipt of all necessary regulatory and governmental approvals, approval of our stockholders and entry into the Joint Venture (as defined below). The Convertible Preferred Stock will be convertible into shares of the Company’s Class A common stock, par value $0.001 per share (the “Common Stock”), at an initial conversion price of $5.35 per share, subject to customary antidilution adjustments (the “Conversion Price”), and will accrue cumulative preferential dividends, payable quarterly in arrears, at an annual rate of 6.50% of the Stated Value (as defined below). The terms of the Convertible Preferred Stock will be set forth in the certificate of designations of preferences, rights and limitations for the Convertible Preferred Stock (the “Certificate of Designations”) to be filed by the Company with the Secretary of State of the State of Delaware prior to the closing of the transaction. The Certificate of Designations is described in more detail in the section entitled “Description of the Convertible Preferred Stock” below.

In connection with the Securities Purchase Agreement, we will enter into a stockholders agreement (the “Stockholders Agreement”) with the Investor, which will provide for certain rights and responsibilities of the parties in connection with the Investor’s investment and the governance of the Company, and a registration rights agreement (the “Registration Rights Agreement”) with the Investor, which will provide for the obligation of the Company, at the request of the Investor, to register the resale of the Common Stock underlying the Convertible Preferred Stock with the U.S. Securities and Exchange Commission (the “SEC”). In addition, the Securities Purchase Agreement provides for the parties to use reasonable best efforts to negotiate definitive documentation with respect to a commercial joint venture in China (the “Joint Venture”), pursuant to which, among other things, the Joint Venture would be granted an exclusive right to use the Company’s trademarks and manufacture and distribute the Company’s products in China (excluding Hong Kong, Taiwan and Macau). The Company would receive royalties on all products sold by the Joint Venture. The Joint Venture would be owned 65% by the Investor and 35% by the Company. The Stockholders Agreement, the Registration Rights Agreement and the Joint Venture are described in more detail in the section entitled “Description of the Transaction Documents” below.

Additionally, on February 28, 2018, the Company completed the refinancing of the Company’s Existing Credit Agreement (as defined below), which provided for (i) the amendment and restatement of the Company’s Existing Credit Agreement to extend the maturity date of certain term loans of the Company, (ii) the repayment in full and termination of the Company’s revolving credit facility, (iii) the repayment of a portion of the Company’s existing term loans and (iv) the entrance into a new asset-based term loan facility. These financing-related transactions satisfy the condition to completion of the issuance, purchase and sale of the Convertible Preferred Stock with respect to the Credit Agreement Refinancing (as defined in the Securities Purchase Agreement). More information regarding these financing-related transactions can be found in the section entitled “Description of the Share Issuance” below.

In accordance with the Securities Purchase Agreement and applicable rules, regulations and guidance of the New York Stock Exchange (the “NYSE”), the Company is calling the Special Meeting to consider and vote upon a proposal to approve, in accordance with Section 312.03 of the NYSE Listed Company Manual, the issuance of the Convertible Preferred Stock to the Investor, which Convertible Preferred Stock will include the right to (i) at the option of the Investor, convert such Convertible Preferred Stock into shares of the Company’s Common Stock and (ii) receive additional shares of Convertible Preferred Stock or an increase in the stated value of the Convertible Preferred Stock as a result of the payment of non-cash dividends (the “Share Issuance”).

How does the Board recommend that I vote?

After consulting with its financial advisors and outside legal counsel and after reviewing and considering the terms and conditions of the Share Issuance and the factors more fully described in this proxy statement, the Board unanimously (i) approved the Securities Purchase Agreement and the other transaction documents and the transactions contemplated thereby, including the Share Issuance; (ii) determined that the terms of the Securities Purchase Agreement and the other transaction documents and the transactions contemplated thereby, including the Share Issuance, are fair to, and in the best interests of, the Company and its stockholders; (iii) directed that the Share Issuance be submitted to the stockholders of the Company for approval; (iv) recommended approval of the Share Issuance by the Company’s stockholders; and (v) declared that the Securities Purchase Agreement and the other transaction documents and the transactions contemplated thereby, including the Share Issuance, are advisable.

The Board unanimously recommends that the Company’s stockholders vote “FOR” the proposal to approve the Share Issuance.

What are the principal conditions to consummation of the Share Issuance?

The obligations of the Company and the Investor to complete the issuance, purchase and sale of the Convertible Preferred Stock are subject to the satisfaction or waiver (to the extent permitted by applicable law) by the Company and the Investor at or prior to the Closing of the following conditions:

•	the approval of the Share Issuance by the Company’s stockholders;

•	the receipt of the PRC Approvals and CFIUS Clearance (each as defined below);

•	the entrance into the Joint Venture; and

•	other customary conditions, including, among other things, accuracy of representations and warranties and compliance with covenants by the parties.

The Company and the Investor (i) have agreed that the condition that the Company complete the Credit Agreement Refinancing has been satisfied, and (ii) have determined that no filings are required with respect to the Share Issuance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and that, accordingly, the condition with respect to an HSR Act filing is deemed to be satisfied.

See the section entitled “Description of the Transaction Documents—Securities Purchase Agreement—Conditions to Completion of the Issuance, Purchase and Sale of the Convertible Preferred Stock” below for a full description of the conditions to consummating the Share Issuance.

What happens if the Share Issuance is not completed?

If the Share Issuance is not approved by the Company’s stockholders, or if another condition to the consummation of the Share Issuance is not satisfied, the Share Issuance will not be completed and the Securities Purchase Agreement may be terminated.

Under specified circumstances following the termination of the Securities Purchase Agreement, we may be required to pay the Investor a termination fee or to reimburse certain of the Investor’s transaction expenses, or we may be entitled to receive a reverse termination fee from the Investor, as described in the section entitled “Description of the Transaction Documents—Securities Purchase Agreement— Termination of the Securities Purchase Agreement” below.

Why is stockholder approval necessary for the Share Issuance?

Our Common Stock is listed on the NYSE and we are subject to the NYSE rules and regulations. Section 312.03(c) of the NYSE Listed Company Manual requires stockholder approval prior to any issuance of common stock, or of securities convertible into common stock, in any transaction or series of related transactions if (1) the common stock to be issued has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or of securities convertible into or exercisable for common stock, or (2) the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock.

At the closing of the Share Issuance, the Convertible Preferred Stock to be sold to the Investor will be convertible, at the option of the Investor, into 56,065,421 shares of Common Stock (subject to adjustment), which represents greater than 20% of both the voting power and number of shares of our Common Stock outstanding prior to the issuance. Because the sale of the Convertible Preferred Stock to the Investor exceeds 20% of both the voting power and number of shares of our Common Stock outstanding prior to the issuance and would implicate Section 312.03(c) of the NYSE Listed Company Manual and, since the NYSE rules do not define “change of control,” possibly 312.03(d) of the NYSE Listed Company Manual, we must seek stockholder approval prior to making such issuance. Further, we are obligated to seek such stockholder approval pursuant to the Securities Purchase Agreement.

When and where is the Special Meeting?

The Special Meeting will take place on April 25, 2018 at 8:30 a.m., Eastern Time, at the Omni William Penn, 530 William Penn Place, Sternwheeler Room, Pittsburgh, Pennsylvania 15219.

Pursuant to our Fifth Amended and Restated Bylaws (the “Bylaws”), either our Board or the presiding person of the Special Meeting has the power to recess and/or adjourn the meeting, for any or no reason, to another place, date and time. We intend to adjourn the Special Meeting to solicit additional proxies if there are insufficient votes at the Special Meeting to approve the Share Issuance.

If the Special Meeting is adjourned to another time or place, the Company may transact any business which might have been transacted at the original meeting. If the meeting is adjourned for 30 days or fewer and no new record date is set for the adjourned meeting, the time and place of the adjourned meeting will be announced at the Special Meeting and no other notice will be sent to stockholders.

Who may vote?

Stockholders of record of our Common Stock at the close of business on the Record Date are entitled to receive these proxy materials and to vote their respective shares at the Special Meeting. Each share of Common Stock is entitled to one vote on each matter that is properly brought before the Special Meeting. As of the Record Date, there were 83,661,965 shares of Common Stock issued and outstanding.

How do I vote?

We encourage you to vote your shares via the Internet. How you vote will depend on how you hold your shares of Common Stock.

Stockholders of Record

If your Common Stock is registered directly in your name with our transfer agent, American Stock, Transfer & Trust Company, LLC, you are considered a stockholder of record with respect to those shares, and a full paper set of these proxy materials is being sent directly to you. As a stockholder of record, you have the right to vote by proxy.

You may vote by proxy in any of the following three ways:

Internet. Go to www.proxyvote.com to use the Internet to transmit your voting instructions. Have your proxy card in hand when you access the website.

Phone. Call 1-800-690-6903 using any touch-tone telephone to transmit your voting instructions. Have your proxy card in hand when you call.

Mail. Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided, or return it in your own envelope to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Voting by any of these methods will not affect your right to attend the Special Meeting and vote in person. However, for those who will not be voting in person at the Special Meeting, your final voting instructions must be received by no later than 11:59 p.m., Eastern Time, on April 24, 2018.

Beneficial Owners

Most of our stockholders hold their shares through a broker, bank or other nominee, rather than directly in their own name. If you hold your shares in one of these ways, you are considered the beneficial owner of shares held in street name, and the proxy materials are being forwarded to you by your broker, bank or nominee, who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote. Your broker, bank or nominee has enclosed a voting instruction form for you to use in directing the broker, bank or nominee on how to vote your shares. If you hold your shares through an NYSE member brokerage firm, that member brokerage firm does not have the discretion to vote shares it holds on your behalf without instructions from you with respect to the Share Issuance. For more information, see “What is a broker ‘non-vote’?” below.

May I attend the Special Meeting and vote in person?

Yes. All stockholders of record as of the Record Date may attend the Special Meeting and vote in person. Stockholders will need to present proof of ownership of our Common Stock as of the Record Date, such as a bank or brokerage account statement, and a form of personal identification to be admitted to the Special Meeting. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Special Meeting.

Even if you plan to attend the Special Meeting in person, we encourage you to complete, sign, date and return the enclosed proxy to ensure that your shares of our Common Stock will be represented at the Special Meeting. If you attend the Special Meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

If you are a beneficial owner and hold your shares of Common Stock in “street name” through a broker, bank or nominee, you should instruct your broker, bank or nominee on how you wish to vote your shares of Common Stock using the instructions provided by your broker, bank or nominee. Your broker, bank or nominee cannot vote on the proposal to approve the Share Issuance without your instructions. If you hold your shares of Common Stock in “street name,” because you are not the stockholder of record, you may not vote your shares of Common Stock in person at the Special Meeting unless you request and obtain a valid proxy in your name from your broker, bank or nominee.

Can I change my vote?

Yes. If you are the stockholder of record, you may revoke your proxy before it is exercised by doing any of the following:

•	voting again over the Internet or by telephone prior to 11:59 p.m., Eastern Time, on April 24, 2018;

•	timely sending a letter to us stating that your proxy is revoked;

•	signing a new proxy and timely sending it to us; or

•	attending the Special Meeting and voting by ballot.

Beneficial owners should contact their broker, bank or nominee for instructions on changing their votes.

How many votes must be present to hold the Special Meeting?

A “quorum” is necessary to hold the Special Meeting. A quorum is considered present if a majority of the votes entitled to be cast by the stockholders entitled to vote at the Special Meeting are represented in person or by proxy at the Special Meeting. Abstentions are counted as present and entitled to vote for purposes of determining a quorum. Broker “non-votes” will not be counted as present and entitled to vote for purposes of determining a quorum at the Special Meeting.

How many votes are needed to approve the Share Issuance?

Pursuant to the rules of the NYSE, the approval of the Share Issuance requires the affirmative vote of a majority of the shares present (in person or by proxy) and entitled to vote at the Special Meeting. This means that there must be more votes “FOR” the proposal than the aggregate of votes “AGAINST” the proposal plus abstentions at the Special Meeting. Broker “non-votes” will have no effect on the outcome of this vote.

What is an abstention?

An abstention is a properly signed proxy card that is marked “ABSTAIN.”

Pursuant to the rules of the NYSE, abstentions are counted as present for purposes of determining a quorum, but will be counted as votes “AGAINST” the proposal to approve the Share Issuance.

What is a broker “non-vote?”

A broker “non-vote” occurs when a broker, bank or nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received timely instructions from the beneficial owner. Under current applicable rules, the proposal to approve the Share Issuance at the Special Meeting is not a “discretionary” item upon which NYSE member brokerage firms that hold shares as nominee may vote on behalf of the beneficial owners if such beneficial owners have not furnished voting instructions by the tenth day before the Special Meeting. Therefore, NYSE member brokerage firms that hold shares as a nominee may not vote on behalf of the beneficial owners on the Share Issuance unless you provide voting instructions.

If an NYSE member brokerage firm holds your Common Stock as a nominee, please instruct your broker how to vote your Common Stock. This will ensure that your shares are counted.

Broker “non-votes” will not be counted as present and entitled to vote for purposes of determining a quorum at the Special Meeting and will have no effect on the vote to approve the Share Issuance.

What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares of our Common Stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares of Common Stock are registered in more than one name, you will receive more than one proxy card. Please complete, date, sign and return each proxy card and voting instruction card that you receive. Each proxy card you receive comes with its own prepaid return envelope; if you submit a proxy by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card or return it in your own envelope to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Will any other matters be acted on at the Special Meeting?

Pursuant to our Bylaws, only such business as is specified in this proxy statement will be conducted at the Special Meeting.

Where can I find the voting results of the Special Meeting?

The Company intends to announce preliminary voting results at the Special Meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC following the Special Meeting. All reports that the Company files with the SEC are publicly available when filed. See the section entitled “Where You Can Find More Information” below.

Who pays for this proxy solicitation?

We will pay the expenses of soliciting proxies. In addition to solicitation by mail, proxies may be solicited in person or by telephone or other means by our directors or associates for no additional compensation. We will reimburse brokerage firms and other nominees, custodians and fiduciaries for costs incurred by them in mailing these proxy materials to the beneficial owners of Common Stock held of record by such persons.

In addition, we have retained Georgeson LLC to assist in the solicitation of proxies and otherwise in connection with the Special Meeting for an estimated fee of $8,500, plus reimbursement of certain reasonable expenses.

Who should I call with other questions?

If you have additional questions about these proxy materials or the Special Meeting, please contact:

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Banks, Brokers and Shareholders

Call Toll-Free (888) 607-9107

DESCRIPTION OF THE SHARE ISSUANCE

While we believe that the summary below describes the material terms of the Share Issuance, it may not contain all of the information that is important to you, and is qualified in its entirety by the relevant instruments and agreements themselves, which were included as an exhibit to our Current Report on Form 8-K filed with the SEC on February 13, 2018, and are incorporated by reference herein. We encourage you to read the relevant instruments and agreements themselves in their entirety. Further, representations, warranties and covenants in the Securities Purchase Agreement are not intended to function or to be relied on as public disclosures. For more information about accessing the information that we file with the SEC, please see the section entitled “Where You Can Find More Information” below.

Overview

On February 13, 2018, the Company entered into the Securities Purchase Agreement with the Investor, pursuant to which the Company agreed to issue and sell to the Investor, and the Investor agreed to purchase from the Company, 299,950 shares of newly created Convertible Preferred Stock for a purchase price of $1,000 per share, or an aggregate purchase price of approximately $300 million. The transaction is subject to customary closing conditions, including receipt of all necessary regulatory and governmental approvals, approval of our stockholders and entry into the Joint Venture. The Convertible Preferred Stock will be convertible into shares of the Company’s Common Stock at the Conversion Price, and will accrue cumulative preferential dividends, payable quarterly in arrears, at an annual rate of 6.50% of the Stated Value. The terms of the Convertible Preferred Stock will be set forth in the Certificate of Designations to be filed by the Company with the Secretary of State of the State of Delaware prior to the closing of the transaction. The Certificate of Designations is described in more detail in the section entitled “Description of the Convertible Preferred Stock” below.

In connection with the Securities Purchase Agreement, we will enter into, together with the Investor, the Stockholders Agreement, which will provide for certain rights and responsibilities of the parties in connection with the Investor’s investment and the governance of the Company, and the Registration Rights Agreement, which will provide for the obligation of the Company, at the request of the Investor, to register the resale of the Common Stock underlying the Convertible Preferred Stock with the SEC. In addition, the Securities Purchase Agreement provides for the parties to use reasonable best efforts to negotiate definitive documentation with respect to the Joint Venture, pursuant to which, among other things, the Joint Venture would be granted an exclusive right to use the Company’s trademarks and manufacture and distribute the Company’s products in China (excluding Hong Kong, Taiwan and Macau). The Company would receive royalties on all products sold by the Joint Venture. The Joint Venture would be owned 65% by the Investor and 35% by the Company. The Stockholders Agreement, the Registration Rights Agreement and the Joint Venture are described in more detail in the section entitled “Description of the Transaction Documents” below.

Additionally, on February 28, 2018, the Company completed the refinancing of the Company’s Existing Credit Agreement, which provides for (i) the amendment and restatement of the Company’s Existing Credit Agreement to extend the maturity date of certain term loans of the Company, (ii) the repayment in full and termination of the Company’s revolving credit facility, (iii) the repayment of a portion of the Company’s existing term loans and (iv) the entrance into a new asset-based term loan facility. These financing-related transactions satisfy the condition to completion of the issuance, purchase and sale of the Convertible Preferred Stock with respect to the Credit Agreement Refinancing (as defined in the Securities Purchase Agreement). Additional information regarding these amendments to the Company’s Existing Credit Agreement can be found in the section entitled “—The Credit Agreement Refinancing” below.

Use of Proceeds

Pursuant to the Securities Purchase Agreement, the Company will use the proceeds of the Share Issuance for (i) the repayment, in whole or in part, of the Company’s outstanding indebtedness under its credit agreement, dated as of November 26, 2013, with JPMorgan Chase Bank, N.A. as administrative agent, as amended (the “Existing Credit Agreement”), (ii) repayment of fees and expenses in connection with the transaction and (iii) other general corporate purposes as may be mutually agreed by the Company and the Investor.

The Credit Agreement Refinancing

On February 28, 2018, the Company entered into certain amendments to its Existing Credit Agreement and a new ABL credit agreement (collectively, the “Credit Agreement Refinancing”), pursuant to which the Company has agreed to:

•	the amendment and restatement of the Existing Credit Agreement in order to, among other things, extend the Tranche B Term Loan maturity date with respect to the term loans of consenting term loan lenders to the earlier to occur of (1) March 4, 2021 and (2) May 16, 2020, which is the date that is 91 days prior to the stated maturity of the 1.50% Convertible Senior Notes due August 15, 2020 (the “Convertible Senior Notes”) under that certain indenture dated as of August 10, 2015 among GNC Holdings, Inc., GNC Corporation, General Nutrition Centers, Inc., certain other subsidiaries party thereto, and Bank of New York Mellon Trust Company, N.A., as trustee (or, if between such dates, the date that is 91 days prior to the stated maturity of any debt that refinances the Convertible Senior Notes), unless (in the case of this clause (2)), all amounts exceeding $50,000,000 of the Convertible Senior Notes have been repaid or converted prior to such date (any such repayment or conversion, the “Existing Indenture Discharge”);

•	the termination of the “Revolving Credit Commitment” and repayment in full of the outstanding “Revolving Credit Loans” (each as defined in the Existing Credit Agreement);

•	the repayment of a portion of the existing term loans that are extended as described above; and

•	the entry into (a) a new asset-based term loan facility advanced on a “first-in, last-out” basis in an aggregate principal amount of $275,000,000 with a maturity date of the earlier to occur of (1) December 2022 and (2) May 16, 2020 (or, if between such dates, the date that is 91 days prior to the stated maturity of any debt that refinances the Convertible Senior Notes), unless (in the case of this clause (2)) the Existing Indenture Discharge has occurred which will consist of (x) cash funded loans the proceeds of which will be used to prepay a portion of the term loans of certain extending lenders under the Existing Credit Agreement and (y) loans that will be issued in exchange for a portion of the term loans of other extending lenders under the Existing Credit Agreement and (b) a new asset-based revolving credit facility in an aggregate principal amount of up to $100,000,000 with a maturity date of the earlier to occur of (1) the date that is four and one-half years after February 28, 2018 and (2) May 16, 2020 (or, if between such dates, the date that is 91 days prior to the stated maturity of any debt that refinances the Convertible Senior Notes) unless (in the case of this clause (2)) the Existing Indenture Discharge has occurred.

Parties to the Transactions

GNC Holdings, Inc.

GNC Holdings, Inc. (NYSE: GNC) is headquartered in Pittsburgh, PA and is a leading global specialty health, wellness and performance retailer.

The Company connects customers to their best selves by offering a premium assortment of health, wellness and performance products, including protein, performance supplements, weight management supplements, vitamins, herbs and greens, wellness supplements, health and beauty, food and drink and other general merchandise. This assortment features proprietary “GNC” and nationally recognized third-party brands.

The Company’s diversified, multi-channel business model generates revenue from product sales through company-owned retail stores, domestic and international franchise activities, third-party contract manufacturing,

e-commerce and corporate partnerships. As of December 31, 2017, the Company had approximately 9,000 locations, of which approximately 6,700 retail locations are in the United States (including approximately 2,400 Rite Aid franchise store-within-a-store locations) and franchise operations in approximately 50 countries.

Harbin Pharmaceutical Group Holding Co., Ltd. and Harbin Pharmaceutical Group Co., Ltd.

Harbin Pharmaceutical Group Holding Co., Ltd., referred to as “Hayao”, is headquartered in Harbin City Heilongjiang Province, China and is one of the leading pharmaceutical and VMS (vitamins, minerals and supplements) companies in China.

The Investor has a broad portfolio of OTC (Over-The-Counter), Rx (prescription) and VMS products, and is also engaged in pharma distribution and retail pharmacy businesses. The Investor has many national renowned brands in China that have very high consumer awareness including “San Jing,” and command leading market share in the mineral supplements category.

The Investor owns controlling interests in two subsidiaries listed on the Shanghai Stock Exchange: Harbin Pharmaceutical Group Co., Ltd. (SHSE: 600664), which focuses on the OTC, Rx and VMS business, and HPGC Renmintongtai Pharmaceutical Corporation (SHSE: 600829), which focuses on the distribution and retail pharmacy business.

The Investor has access to an extensive distribution and retailing network by directly operating more than 300 chain retail pharmacies and collaboration with approximately 800 drug and VMS distributors to build nationwide coverage in China.

Background of the Share Issuance

The Board and management periodically review and assess the Company’s operations and financial performance, business strategy, the various trends and conditions affecting the nutritional supplement industry and a variety of strategic alternatives reasonably available to the Company. In this regard, the Board and management periodically explore potential commercial partnership opportunities for the Company in China, aiming to enhance the Company’s position in China and capitalize on the substantial market opportunities for the Company’s products. In addition, as early as May 2016, the Board began to discuss the approaching maturity of the Company’s credit facilities and potential debt refinancing alternatives, as well as potential equity investment alternatives to reduce the Company’s leverage and position the Company for future growth.

In February 2017, the Company began initial discussions with Goldman Sachs & Co. LLC (“Goldman Sachs”) regarding potential commercial partnership opportunities for the Company in China. In May 2017, Goldman Sachs was engaged as financial advisor to the Company in connection with its exploration of potential commercial partnerships in China. In connection with this process, Goldman Sachs contacted twenty potential partners, including seventeen potential strategic partners and three potential private equity sponsors. The Company subsequently entered into confidentiality agreements with twenty-four entities representing seventeen potential partners interested in exploring a potential Chinese partnership and furnished due diligence information and engaged in discussions with such parties. Seven parties, including the Investor, submitted initial proposals for potential Chinese partnerships and the Company and Goldman Sachs engaged in discussions with such parties.

In the spring of 2017, at the instruction of the Board, the Company approached existing lenders under the Existing Credit Agreement, seeking to amend and extend the credit facilities thereunder. However, the Company could not reach an agreement on favorable terms for such a transaction at that time. Then, in the late summer and fall of 2017, in light of the approaching maturity of the Existing Credit Agreement, the Board and management accelerated their efforts to explore and execute potential debt refinancing alternatives. In November 2017, the Company sought to complete a private placement offering of senior secured notes under Rule 144A under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”)

and to enter into a new credit facility, with the goal of using the proceeds of each to refinance the loans outstanding under the Existing Credit Agreement. However, the Company could not reach an agreement on favorable terms, so the Board continued to explore potential debt refinancing alternatives. Subsequently, the Board engaged Goldman Sachs as its strategic financial advisor to help the Board evaluate alternatives to optimize the Company’s capital structure and enhance stockholder value. The Company issued a press release to announce the engagement of Goldman Sachs in such capacity on December 4, 2017.

Also in the fall of 2017, in connection with pending discussions regarding a Chinese joint venture, the Company began considering the possibility of a private placement equity investment in the Company by the potential Chinese joint venture partners. At the Board’s request, the Company and Goldman Sachs held discussions with the Investor and the other potential Chinese joint venture partners regarding an equity or other junior capital investment in the Company (the “Potential Equity Investment”).

In December 2017, the Board directed Goldman Sachs to approach certain holders of its Convertible Senior Notes to explore the possibility of exchanging, in privately negotiated transactions, a portion of their holdings of the Convertible Senior Notes for Common Stock. As a result of these discussions, on December 20, 2017, the Company executed exchange agreements with certain holders of the Convertible Senior Notes to exchange $98,935,000 in aggregate principal amount of the Convertible Senior Notes for an aggregate of 14,626,473 newly issued shares of Common Stock, together with approximately $0.5 million in cash.

At the Board’s request in January 2018, the Company and Goldman Sachs contacted certain lenders holding, in the aggregate, a significant portion of the outstanding principal amount of the term loans under the Existing Credit Agreement (the “Ad Hoc Group”) to discuss a potential amendment of the Existing Credit Agreement to, among other things, (i) extend the maturity date, in whole or in part, of the outstanding term loan indebtedness thereunder and (ii) permit the entering into and incurrence of indebtedness under a new asset-based term loan facility and a new asset-based revolving credit facility (collectively, the “Potential Credit Agreement Refinancing”). The Company subsequently entered into confidentiality agreements with each of the members of the Ad Hoc Group, which provided for the right of either party to publicly disclose communications between the Company and the Ad Hoc Group related to the Potential Credit Agreement Refinancing if no agreement was reached with respect to the Potential Credit Agreement Refinancing prior to February 12, 2018.

By late January 2018, the Company had received three indications of interest from potential Chinese partners, including the Investor, and seven indications of interest from potential US domestic investors, regarding Potential Equity Investments in the Company. The indications of interest from each potential Chinese partner were conditioned upon the concurrent negotiation of a Chinese joint venture with such Chinese partner. The indication of interest from the Investor contemplated an investment in convertible preferred stock with a conversion price at a premium to current trading values and that would result in the Investor holding a majority of the outstanding voting power following the proposed investment. The indications of interest from the other potential Chinese partners contemplated an investment in Common Stock priced at current trading values. The indications of interest from the potential US domestic investors contemplated second lien “mezzanine” debt accompanied with warrants, convertible debt, and preferred convertible-debt, at interest rates significantly above the dividend yield proposed by the Investor.

On January 23, 2018, the Company and its advisors provided a Potential Equity Investment term sheet for a Common Stock investment, at a premium to current trading values, to the three potential Chinese partners, including the Investor and the two additional Chinese parties (respectively, “Party A” and “Party B”), together with term sheets for potential Chinese joint ventures with such parties.

On January 25, 2018, after reviewing initial proposals for the Potential Equity Investment from the potential Chinese and US investors and initial feedback on the Company’s term sheets from the potential Chinese investors, the Board, after consulting with management, Goldman Sachs and Latham, decided to focus on the potential Chinese investors, given the relative attractiveness of those potential transactions compared to the indications of interest from potential US investors. The Board authorized management and the advisors to continue to exchange term sheets for a Potential Equity Investment and a potential Chinese joint venture with either Investor, Party A or Party B. The Board explored these Potential Equity Investments, working to develop one or more definitive transaction proposals prior to the beginning of the Chinese New Year holiday during the week of February 12, 2018, to facilitate the negotiations around the Potential Credit Agreement Refinancing and to avoid possible delays in a transaction with the Chinese parties during the holiday season. This timeline also aligned with the February 12, 2018 deadline by which the members of the Ad Hoc Group could require the Company to disclose all material non-public information regarding discussions of the Potential Credit Agreement Refinancing.

Also on January 25, 2018, the Board formed a transaction committee of independent directors to oversee the day to day negotiations of the Potential Equity Investment and Potential Credit Agreement Refinancing. The Board also directed management to engage Valuation Research Corporation (“VRC”) as an independent financial advisor to review and analyze the price to be paid for any Common Stock and the conversion price of any convertible preferred stock proposed to be issued by the Company in connection with the Potential Equity Investment and to deliver a written opinion to the Board as to the fairness, from a financial point of view, of the price to be paid for any Common Stock and the conversion price of any convertible preferred stock issued in connection with the Potential Equity Investment.

The Investor and Party B submitted revised drafts of the proposed Potential Equity Investment term sheet on or about January 29, 2018 and February 2, 2018, respectively. The Investor proposed to purchase convertible perpetual preferred stock in the Company with a conversion price of $4.60 and a dividend yield of 8.0%, whereas Party B proposed to purchase Common Stock at a price based on the 30-day volume weighted average price of Common Stock as of the day immediately preceding the Company’s announcement of completion of the Potential Credit Agreement Refinancing. Both parties requested majority ownership in an exclusive Chinese joint venture with the Company as a condition to the Potential Equity Investment and continued to negotiate a separate term sheet with the Company for such a joint venture. Although the Company and its advisors continued to engage in discussions with Party A, Party A did not submit an updated proposal and indicated it would need additional time to move forward with the Potential Equity Investment. At the direction of the Board, the Company continued to negotiate with the Investor and Party B, exchanging revised term sheets for the Potential Equity Investment and China joint venture with each party. With respect to the Investor, the Company proposed to issue convertible perpetual preferred stock in the Company with a conversion price of $6.00 and a dividend yield of 5.0%.

On February 4, 2018, to afford the Company the opportunity to meet the timeline contemplated by the Board, the Company and its advisors furnished draft definitive documentation for the Potential Equity Investment to the Investor and Party B, based on the latest Potential Equity Investment term sheets with the respective parties. Party B continued to express an interest in a transaction with the Company, but did not provide further counterproposals to the terms and definitive documents offered by the Company. The Investor engaged with the Company, Goldman Sachs and Latham to negotiate the definitive terms and documents of the Potential Equity Investment. Between February 4, 2018 and February 11, 2018, the Company, the Investor and their respective financial and legal advisors engaged in extensive negotiations regarding the Potential Equity Investment and exchanged numerous drafts of the Securities Purchase Agreement, the Stockholders Agreement, the Registration Rights Agreement, the Certificate of Designations and the other related transaction documents, including the key terms of the Joint Venture, which would be a condition to completion of the Potential Equity Investment. During this time, Goldman Sachs continued to engage in discussions with Party B around a potential transaction, but Party B did not submit a formal counterproposal to the terms and definitive documents offered by the Company. The Company, Goldman Sachs and Latham also engaged in extensive negotiations with the Ad Hoc Group regarding the Potential Credit Agreement Refinancing.

On February 10, 2018, the Board met with management, and representatives of Goldman Sachs and Latham. The Board received an update on the status of the discussions regarding the Potential Equity Investment and the

Potential Credit Agreement Refinancing and determined to meet again on February 11, 2018 for an additional update and to determine the path forward for each transaction.

On February 11, 2018, the Board reconvened with management and its advisors to discuss the then-current terms of (i) the Securities Purchase Agreement and the other related transaction documents and (ii) the Potential Credit Agreement Refinancing. Goldman Sachs and Latham discussed the financial and legal terms, respectively, of the agreements and the proposals for each key term that had been exchanged between the Company and the Investor. After evaluation and discussion of factors raised by management and the financial and legal advisors, as well as other factors related thereto, the Board instructed management and the advisors to continue to negotiate the few remaining open items and seek to finalize the necessary documents. On February 12, 2018, after further negotiations with the Investor to finalize the remaining open points in the Potential Equity Investment, the Board met with management and representatives of Goldman Sachs, Latham and VRC in order for the Board to consider formally approving the Securities Purchase Agreement and the other related transaction documents for the Potential Equity Investment. Goldman Sachs and Latham provided the Board with an update on the final terms of the transaction and VRC delivered its written opinion to the Board to the effect that, subject to the assumptions, limitations, qualifications and conditions set forth therein, the Conversion Price of the Convertible Preferred Stock was fair, from a financial point of view, to the Company. After a discussion of the Securities Purchase Agreement, the transactions contemplated thereby and factors raised by management and the advisors, the Board: (i) unanimously approved the Share Issuance and the other transactions with the Investor; (ii) determined that the terms of the Securities Purchase Agreement and the other transaction documents and the transactions contemplated thereby, including the Share Issuance, were advisable, substantively and procedurally fair to, and in the best interests of, the Company and its stockholders; (iii) directed that the Share Issuance be submitted to the stockholders of the Company for approval; and (iv) recommended approval of the Share Issuance by the Company’s stockholders. On February 13, 2018, the Company and the Investor executed the Securities Purchase Agreement and announced that the Ad Hoc Group had indicated its support with respect to the Potential Credit Agreement Refinancing, subject to definitive documentation on terms and conditions consistent in all material respects with the two term sheets related thereto filed by the Company with the SEC as Exhibit 99.2 to its Current Report on Form 8-K on February 13, 2018.

Thereafter, Goldman Sachs and Latham continued to negotiate with the Ad Hoc Group and other lenders to move the Potential Credit Agreement Refinancing towards execution of the definitive documentation. On February 28, 2018, the Company entered into definitive agreements with respect to the Potential Credit Agreement Refinancing, which extended the maturity date of the term loans held by approximately 87% of the term lenders to March 2021, entered into a new $100 million ABL revolving credit facility, exchanged a portion of the extended term loans for ABL FILO term loans and entered into new ABL FILO term loans in an aggregate principal amount, when taken together with the extended term loans exchanged for ABL FILO term loans, of $275 million. The Company and the Investor agree that such definitive documentation satisfies the closing condition in the Securities Purchase Agreement related to the Credit Agreement Refinancing. Additional information regarding these financing-related transactions can be found in the section entitled “—The Credit Agreement Refinancing” above.

Opinion of the Financial Advisor to the Company

At the request of the Board, VRC rendered its written opinion to the Board that, as of February 12, 2018, and based upon and subject to the factors, qualifications and assumptions set forth therein, the Conversion Price of the Convertible Preferred Stock to be issued and sold by the Company in the Transaction (defined below) was fair from a financial point of view to the Company.

The full text of the written opinion of VRC, dated February 12, 2018, which sets forth assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken in connection with the opinion, is attached as Annex I to this proxy statement. VRC provided its opinion for the information and assistance of the Board in connection with the Board’s consideration of the transactions contemplated by the issuance and sale of the Convertible Preferred Stock (the “Transaction”). The VRC

opinion is not a recommendation as to the issuance or sale of the Convertible Preferred Stock or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, VRC reviewed, among other things:

•	the form of the Securities Purchase Agreement, together with the forms of other documents related to the Transaction and referred to therein;

•	annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years in between and including those ended December 31, 2011 and December 31, 2016, respectively;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders;

•	certain publicly available research analyst reports for the Company;

•	certain internal financial analyses and forecasts for the Company for the four full years ended 2021, prepared by the Company’s management and approved for VRC’s use by the Company and the Board in connection with the Transaction (collectively, the “Forecasts”);

•	the reported price and trading activity for the Common Stock; and

•	the financial terms of certain recent business combinations in the same industry as the Company and in other industries.

VRC also held discussions with members of the senior management of the Company regarding senior management’s assessment of the past and current business operations, financial condition and future prospects of the Company and the strategic rationale for, and the potential benefits to the Company of, the Transaction. VRC also compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, including a review of the current and historical market prices and trading volume for the Company’s publicly traded securities, and the historical market prices and certain financial data of publicly traded securities of certain other companies that VRC deemed to be relevant. Finally, VRC performed such other financial studies, inquiries and analyses, and considered such other factors and information, as VRC deemed appropriate.

For purposes of rendering the written opinion described above, VRC, with the Company’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, or discussed with or reviewed by, VRC, without assuming any responsibility for independent verification or update thereof. In that regard, VRC assumed that the Forecasts were reasonably prepared in good faith and were based upon assumptions that were reasonable and reflected the best then currently available estimates and judgments of the Company’s management as to the matters covered thereby, and that the Company approved the Forecasts for VRC’s use in connection with VRC’s opinion.

Further, with the Company’s consent, VRC assumed without independent verification that (i) all procedures required by law to be taken in connection with the Transaction had been, or would be, duly, validly and timely taken and that the Transaction would be consummated in a manner that complied with all applicable laws and regulations and that conformed in all material respects to the description thereof set forth in its written opinion; (ii) the Transaction would be consummated in a timely manner in accordance with the terms and conditions set forth in the forms of the related definitive agreements and other documents provided to VRC; and (iii) each of the Board and the Company was in compliance in all material respects (and would remain in compliance in all material respects) with any and all applicable laws, rules or regulations of any and all relevant legal or regulatory authorities.

VRC’s opinion did not address the underlying business decision of the Company to issue the Convertible Preferred Stock or the purchase price thereof; nor did the VRC opinion address any legal, regulatory, tax or accounting matters. VRC’s opinion addressed only the fairness from a financial point of view to the Company, as of February 12, 2018, of the Conversion Price. VRC’s opinion did not express any view on, and did not address,

(i) any other term or aspect of the Transaction, (ii) any term or aspect of any other agreement or instrument contemplated by the Transaction, or entered into, or amended in connection with, the Transaction, or (iii) the impact of the Transaction on the holders of any class of securities of the Company, any creditors of the Company, or any other constituency of the Company.

VRC’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to VRC as of, the date of the opinion (and in each case to the extent that such information could be evaluated by VRC as of such date), and VRC assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. In addition, VRC did not express any opinion as to the impact of the Transaction and the conversion of the Convertible Preferred Stock to Common Stock on the solvency or viability of the Company or the ability of the Company to pay its obligations when and as they come due. VRC’s opinion was approved by a fairness opinion committee of VRC.

VRC did not make any independent evaluation of the Company’s (or any other party’s) solvency or creditworthiness nor did it make any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (contingent or otherwise) of the Company or any other party. VRC’s fairness opinion did not express any opinion regarding the liquidation value of any entity or business. In addition, VRC did not undertake any independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities to which the Company is or may be a party or of which it may be the subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or otherwise may be subject.

VRC’s opinion was not intended to constitute a recommendation to the Board, the Company or any other party as to how they should vote or otherwise act with respect to any matters relating to the Transaction. The opinion does not represent an assurance, warranty, or guarantee that the Conversion Price is the highest or best amount that can be obtained in connection with the Transaction or any other transaction.

In rendering its opinion, VRC did not initiate any discussions with, or solicit any indications of interest from, any third parties with respect to the Company or the Transaction. VRC’s opinion was rendered only as of the date thereof and addressed only the Transaction, and did not speak to or address any period thereafter or any subsequent business transaction, acquisition, dividend, share repurchase, debt or equity financing, recapitalization, restructuring or other actions, transactions or events not specifically referred to in the opinion. Furthermore, VRC’s opinion did not represent an assurance, guarantee, or warranty that the Company will not breach, or default on or under, any of its debt covenants or other obligations or liabilities, nor did VRC make any assurance, guarantee, or warranty that any covenants, financial or otherwise, associated with any financing or existing indebtedness would not be breached in the future.

The following is a summary of the material financial analyses delivered by VRC to the Board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by VRC, nor does the order of analyses described represent the relative importance or weight given to those analyses by VRC. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of VRC’s financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before February 12, 2018, and is not necessarily indicative of current market conditions.

VRC reviewed Wall Street analyst research and analyst targeted prices for the Common Stock. The analysts’ target prices for the Common Stock ranged from $2.50 per share to $7.00 per share.

VRC analyzed the Conversion Price in relation to the closing price of the Common Stock as of the undisturbed date (February 12, 2018). This analysis indicated that the Conversion Price represented a premium of 27.7% based on the Common Stock price of $4.19 as of market close on February 12, 2018.

VRC also calculated the Company’s enterprise value using three separate methodologies: (i) the Company’s market stock price as of February 12, 2018, plus the face value of outstanding debt, minus cash on hand, (ii) the Company’s market stock price as of February 12, 2018, plus the market value of outstanding debt, and (iii) the Company’s equity assuming all primary shares had a price equivalent to the Conversion Price, plus the book value of outstanding debt, which resulted in implied enterprise values of $1,584.5 million, $1,398.7 million, and $1,755.4 million, respectively.

Illustrative Discounted Cash Flow Analysis

VRC performed an illustrative discounted cash flow analysis of the Company based on forecasted estimates of unlevered free cash flows of the Company to derive an illustrative range of implied enterprise values and present values per share for the Company. VRC noted that the illustrative discounted cash flow analysis assumed the Company continued as a going concern and did not consider the risk of breach or default on or under any of the Company’s debt covenants or other obligations or liabilities. VRC performed the illustrative discounted cash flow analysis using discount rates ranging from 12.0% to 13.0%, reflecting estimates of the Company’s weighted average cost of capital. VRC discounted to present value, as of February 12, 2018, (i) estimates of unlevered free cash flow for the Company from February 12, 2018 through December 31, 2018, and then annually through December 31, 2021 as reflected in the Forecasts and (ii) a range of illustrative terminal values for the Company, which were calculated by applying perpetuity growth rates ranging from 1.5% to 2.5%, to a terminal year estimate of the free cash flow to be generated by the Company, as reflected in the Forecasts. VRC derived such discount rates by application of the capital asset pricing model, which requires certain company-specific inputs, including the industry’s target capital structure weightings, cost of debt, future applicable marginal tax rate and a beta for the company, as well as certain financial metrics for the United States financial markets generally. VRC estimated the range of perpetuity growth rates utilizing its professional judgment and experience, taking into account the Forecasts and market expectations regarding long-term real growth of gross domestic product and inflation. VRC’s derived ranges of illustrative enterprise values for the Company by adding the ranges of present values it derived as described above. The derived illustrative enterprise values ranged from $1,843.0 million to $2,143.1 million. VRC then subtracted from the range of illustrative enterprise values it derived for the Company the net debt of the Company as of February 12, 2018, to derive a range of illustrative equity values for the Company. VRC then divided each illustrative equity value it derived by the number of primary outstanding shares of the Company, as provided by the management of the Company, to derive a range of illustrative present values per share of Common Stock ranging from $7.28 to $10.87.

Selected Companies Analysis

VRC reviewed and compared certain financial information for the Company to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the specialty retail industry (collectively referred to as the selected companies):

•	Bed Bath & Beyond Inc.

•	Dick’s Sporting Goods, Inc.

•	The Michaels Companies, Inc.

•	Party City Holdco Inc.

•	Sally Beauty Holdings, Inc.

•	Vitamin Shoppe, Inc.

•	William-Sonoma, Inc.

Although none of the selected companies is directly comparable to the Company, VRC chose the aforementioned companies because they are publicly traded companies with business operations that, for purposes of analysis, may be considered similar to the Company’s in market size or in certain results of operations of the Company.

With respect to each of the selected companies, VRC calculated and compared various financial multiples and such company’s EV. As used herein, “EV” means the market capitalization of a company that VRC derived based on the closing price of the shares of such company’s common stock and the number of shares of common stock outstanding on a fully diluted basis, plus the book value of debt, less the book value of liquid cash and cash equivalents, as a multiple of estimated EBITDA for the last twelve months (“LTM”) and calendar years 2018 and 2019, as provided by Capital IQ. As used herein, “EBITDA” means, with respect to a company, earnings before interest, taxes, depreciation and amortization (as adjusted for certain non-recurring charges). Unless otherwise noted, all EV calculations were determined based on publicly available information as of February 12, 2018.

		EV/EBITDA
Company Name	BEV	LTM	2018E	2019E
Bed Bath & Beyond Inc.	$4,112.7	3.5x	3.9x	4.5x
Dick’s Sporting Goods, Inc.	$3,919.7	5.4x	5.2x	6.0x
The Michaels Companies, Inc.	$7,417.6	8.9x	8.6x	8.6x
Party City Holdco Inc.	$3,552.7	9.7x	8.4x	8.0x
Sally Beauty Holdings, Inc.	$4,155.6	6.8x	6.9x	7.0x
Vitamin Shoppe, Inc.	$225.7	2.9x	4.3x	4.0x
Williams-Sonoma, Inc.	$4,645.6	7.0x	7.0x	6.8x
High		9.7x	8.6x	8.6x
Upper Quartile		7.9x	7.7x	7.5x
Mean		6.3x	6.3x	6.4x
Median		6.8x	6.9x	6.8x
Lower Quartile		4.4x	4.8x	5.2x
Low		2.9x	3.9x	4.0x

VRC then applied an illustrative range of 2018 estimated EBITDA multiples of 6.5x to 7.5x to the Company’s 2018 estimated EBITDA and an illustrative range of 2019 estimated EBITDA multiple of 6.0x to 7.0x to the Company’s 2019 estimated EBITDA to derive a range of implied enterprise values of $1,515.8 million to $1,855.6 million. VRC then subtracted from the range of illustrative enterprise values it derived for the Company the net debt of the Company as of February 12, 2018, to derive a range of illustrative equity values for the Company. VRC then divided the range of illustrative equity values it derived by the number of primary outstanding shares of the Company, as provided by the management of the Company, to derive a range of illustrative values per share of Common Stock ranging from $3.37 to $7.43.

Selected Transactions Analysis

VRC analyzed certain information relating to certain selected control transactions in the retail industry since 2012. For each of the selected transactions, VRC calculated and compared various financial multiples, financial ratios and other financial information. Although none of the operations of companies in the selected transactions are directly comparable to the Company, such transactions were chosen because the related companies have operations that, for purposes of analysis, may be considered similar to the Company’s operations in certain results of operations and product profiles. VRC noted that the selected transactions represent acquisitions of control of the relevant companies, whereas the Transaction is not a control transaction.

The applicable information for the selected transactions is summarized below.

Date	Acquirer	Target	EBITDA

10/18/2017	Hin Sang Group Holding Co. Ltd.	Fullshare Holdings Limited	7.7x

9/12/2017	Sycamore Partners	Staples, Inc.	5.3x

8/28/2017	Amazon.com, Inc.	Whole Foods Market, Inc.	10.3x

6/1/2017	LetterOne Retail	Holland and Barrett Retail Limited	11.8x

5/18/2017	1111267 B.C. Ltd.	Immunotec Inc.	4.1x

4/21/2016	Apollo Global Management, LLC	The Fresh Market, Inc.	7.0x

2/18/2016	3K Limited Partnership	Calloway’s Nursery, Inc.	5.2x

2/5/2016	Steinhoff International	Mattress Firm Holding Corp.	11.0x

2/5/2016	Mattress Firm, Inc.	Sleepy’s	11.1x

1/31/2016	CVC Capital Partners Limited	PETCO Animal Supplies, Inc.	10.0x

12/18/2015	The Kroger Co.	Roundy’s, Inc.	7.0x

12/10/2015	Sycamore Partners	Belk, Inc.	6.9x

12/2/2015	BPS Direct, L.L.C.	Cabela’s Incorporated	10.6x

8/21/2015	Ascena Retail Group, Inc.	ANN INC.	9.2x

8/2/2015	NA	Barnes & Noble, Inc.	6.5x

7/13/2015	Bluestem Brands, Inc.	Orchard Brands Corporation	5.8x

6/29/2015	BootBarn Inc.	Shelpers, Inc.	9.9x

3/11/2015	BC Partners	PetSmart, Inc.	9.0x

10/20/2014	Mattress Firm, Inc.	The Sleep Train	16.7x

5/29/2014	Signet Jewelers Limited	Zale Corporation	7.4x

4/1/2014	Ares Management	Guitar Center	9.2x

10/3/2013	Jarden Corp.	Yankee Candle Group LLC	8.9x

6/12/2013	Sycamore Partners	Hot Topic, Inc.	8.7x

3/28/2013	Leon’s Furniture Limited	The Brick Ltd.	7.4x

3/18/2013	Tempur-Pedic International Inc.	Sealy Corporation	7.6x

12/31/2012	Starbucks Corporation	Teavana	17.9x

11/27/2012	Berkshire Hathaway Inc.	OTC Direct, Inc.	7.1x

8/1/2012	Advent International	Serta/Simmons	10.0x

7/27/2012	Thomas H. Lee	Party City Holdings Inc.	10.2x

6/28/2012	Bed Bath & Beyond Inc.	Cost Plus, Inc.	12.7x

6/12/2012	Ascena Retail Group, Inc.	Charming Shoppes Inc.	10.2x

Min			4.1x

Lower Quartile			7.1x

Median			9.0x

Average			9.1x

Upper Quartile			10.3x

Max			17.9x

VRC then applied an illustrative range of 2017 EBITDA multiples of 6.5x to 7.5x to the Company’s 2017 EBITDA to derive implied enterprise values of $1,739.4 million to $2,007.0 million. VRC then subtracted from the range of illustrative enterprise values it derived for the Company the net debt of the Company as of February 12, 2018, to derive a range of illustrative equity values for the Company. VRC then divided the range of illustrative equity values it derived by the number of primary outstanding shares of the Company, as provided by the management of the Company, to derive a range of illustrative values per share of Common Stock ranging from $6.04 to $9.25.

General

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying VRC’s opinion. In arriving at its fairness determination, VRC considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, VRC made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No selected company or transaction used in the above analyses as a comparison is directly comparable to the Company or the Transaction, as the case may be.

VRC prepared these analyses for purposes of delivering its opinion to the Board as to the fairness, as of February 12, 2018, from a financial point of the Conversion Price. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, the Investor or VRC or any other person assumes responsibility if future results are materially different from those forecast.

The Conversion Price was determined through arm’s-length negotiations between the Company and the Investor and was approved by the Board. VRC did not provide advice to the Company during these negotiations. Furthermore, VRC did not recommend any specific conversion price to the Company or the Board, nor did VRC recommend or represent that any specific conversion price constituted the only appropriate conversion price for the Convertible Preferred Stock in the transactions contemplated by the Transaction.

VRC’s opinion to the Board was one of many factors taken into consideration by the Board in making the determination to approve the Transaction. The foregoing summary does not purport to be a complete description of the analyses performed by VRC in connection with its fairness opinion and the foregoing summary is qualified in its entirety by reference to the written opinion of VRC attached as Annex I to this proxy statement.

VRC is actively engaged in performing valuation advisory services with respect to businesses and their securities in connection with mergers and acquisitions and other transactions for corporate and other purposes. Except for VRC’s engagement to deliver its fairness opinion in connection with the Transaction, VRC has not acted as financial advisor to the Company in connection with the Company’s consideration of the Transaction and has not participated in the negotiations leading to the Transaction. VRC will receive a fee in connection with the delivery of its opinion, and the Company has agreed to reimburse certain of VRC’s expenses and indemnify VRC against certain liabilities arising out of its engagement. No portion of VRC’s fee is contingent upon either the conclusion expressed in its opinion or whether the Transaction is successfully consummated. VRC may provide valuation advisory services to the Company in the future, in connection with which VRC may receive compensation. From time to time, VRC and its affiliates have in the past provided valuation services to the Company unrelated to the proposed Transaction, including valuation services for the Company for financial reporting purposes.

The Board selected VRC as the fairness opinion provider because VRC is a recognized financial advisory firm that has substantial experience with transactions similar to the Transaction. Pursuant to a letter agreement dated

February 12, 2018, the Board engaged VRC to provide a fairness opinion in connection with the contemplated Transaction. The engagement letter between the Company and VRC provides for the Company to pay VRC a fee of $380,000, to reimburse VRC for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify VRC and related persons against various liabilities, including certain liabilities under the federal securities laws.

Regulatory Approvals Required

General

The Company and the Investor have agreed to use reasonable best efforts to comply with all regulatory notification requirements and obtain all regulatory approvals required to consummate the Share Issuance. These approvals include the completion of the process of review of the Share Issuance by the Committee on Foreign Investment in the United States (“CFIUS”) and the PRC Approvals (as described below). Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained, obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the Share Issuance, including the requirement to divest assets or require changes to the terms of the Securities Purchase Agreement or the other transaction documents.

HSR Act and Other Competition Laws

The Company and the Investor have determined that no filings are required with respect to the Share Issuance under the HSR Act. Accordingly, the Company and the Investor have agreed that the condition to closing of the Share Issuance under the Securities Purchase Agreement related to the HSR Act is deemed to be satisfied. The Company and the Investor have similarly determined that no filings are required under the competition laws of any other jurisdiction.

CFIUS Clearance

In the Securities Purchase Agreement, the parties agreed to file a joint voluntary notice with CFIUS, pursuant to Section 721 of the Defense Production Act of 1950, as amended, 50 U.S.C. Section 4565 (“Section 721”), and the applicable CFIUS regulations thereunder. Section 721 provides for national security reviews and, where appropriate, national security investigations by CFIUS, of transactions in which a foreign person or entity could acquire control of a U.S. business. CFIUS review of a covered transaction takes place during a 30-day review period that begins upon the CFIUS staff’s determination that the joint voluntary notice satisfies all applicable requirements and has been accepted for review. The 30-day review period may be followed by an additional 45-day investigation period. Both the review period and the investigation period may be suspended or restarted if the parties to the transaction fail to respond promptly to additional questions or requests received from CFIUS. With regard to covered transactions submitted to CFIUS, the CFIUS process may be resolved in a number of ways. At the conclusion of its work, CFIUS may, without requiring further action, issue a letter to the parties indicating that there are no unresolved national security issues, thereby “clearing” the transaction. In other cases, CFIUS may seek to negotiate for mitigation terms or conditions in order to resolve any national security concerns. In such cases, CFIUS will issue a letter to the parties indicating that there are no unresolved national security issues only upon agreement of the parties and CFIUS on such mitigation terms and conditions. If CFIUS concludes that a transaction presents national security concerns for which there are no adequate mitigation terms and conditions, or CFIUS and the parties cannot reach agreement on such mitigation, CFIUS may send a report to the President of the United States. That report can unanimously recommend that the transaction be suspended or prohibited or indicate that CFIUS cannot agree on a recommendation with respect to the disposition of the covered transaction. If the matter is referred to the President of the United States, he has fifteen days to decide whether to block the transaction or to take other action.

Under the terms of the Securities Purchase Agreement, completion of the Share Issuance is subject to the condition that one of the following shall have occurred:

•	The parties shall have received written notice from CFIUS that CFIUS has determined that the Share Issuance is not a “covered transaction” and not subject to review under Section 721;

•	The parties shall have received written notice from CFIUS that review and, if necessary, investigation under Section 721 with respect to the Share Issuance has been concluded and that there are no unresolved national security concerns with respect to the Share Issuance; or

•	CFIUS shall have sent a report to the President of the United States requesting the President’s decision with respect to the Share Issuance and either (i) the period under which the President may announce his decision to take action to suspend, prohibit or place any limitations on the transaction shall have expired without any such action being taken or (ii) the President shall have announced a decision not to take any action to suspend, prohibit or place any limitations on the transaction.

We refer to any to the foregoing actions that result in clearance of the Share Issuance by CFIUS as the “CFIUS Clearance”.

The Company and the Investor have agreed to use reasonable best efforts to obtain the CFIUS Clearance as promptly as practicable. Such efforts include, as required, entering into mitigation agreements necessary to obtain the CFIUS Clearance, so long as such agreements do not materially interfere with the Investor’s right to exercise its rights under the Securities Purchase Agreement and do not have an adverse material effect on the Investor, the Company or its subsidiaries. The Company and the Investor have further agreed that the Investor will not be required to sell Convertible Preferred Stock in order to obtain the CFIUS Clearance. The Company has agreed to take certain actions with respect to the Company’s stores on United States military facilities, and data the Company may have collected with respect to customers who have participated in any Company “loyalty program”, in each case as may be required by CFIUS in order to receive the CFIUS Clearance (the “Required Actions”). Except as may be required by the Required Actions, the Company will not be required to sell or divest any material assets as a condition to receiving the CFIUS Clearance.

In the event the CFIUS Clearance is not obtained and the agreement is terminated by the Investor or the Company, in certain circumstances the Investor will be required to pay the investor termination fee, as described below in the section entitled “Description of the Transaction Documents – Termination Fee; Effect of Termination”.

PRC Approvals

The Share Issuance cannot be completed until the Investor makes the following filings and receives the related regulatory approvals with governmental authorities in the People’s Republic of China (“PRC”):

•	approval of the State-owned Assets Supervision and Administration Commission of the State Council of the PRC or its competent local counterparts;

•	filing with and/or confirmation from the National Development and Reform Commission of the PRC or its competent local counterparts with respect to the consummation of the transactions contemplated by the Securities Purchase Agreement;

•	the filing with and/or the issuance of the certificate of outbound investment by enterprises by the Ministry of Commerce of the PRC or its competent local counterparts with respect to the consummation of the transactions contemplated by the Securities Purchase Agreement; and

•	the foreign exchange registration conducted by authorized banks under the supervision of the State Administration of Foreign Exchange of the PRC or its competent local counterparts in connection with the transactions contemplated by the Securities Purchase Agreement.

We refer to the foregoing collectively as the “PRC Approvals.”

The Investor has agreed to make all appropriate filings required in connection with the PRC Approvals as promptly as practicable within the applicable period required by applicable law, and supply as promptly as practicable any additional information and documentary material that may be requested pursuant to applicable law in connection with the PRC Approvals. To the extent permitted by applicable law, the Investor has also agreed to inform the Company of any communication with any governmental entity regarding the PRC Approvals and share with the Company any related documents, analyses, presentations, opinions and proposals.

The Company has agreed to reasonably cooperate with the Investor to provide the information and documents required for obtaining the PRC Approvals and to assist the Investor in promptly responding to any requests for information or documents.

In the event the PRC Approvals are not obtained and the agreement is terminated by the Investor or the Company, in certain circumstances the Investor will be required to pay the investor termination fee, as described below in the section entitled “Description of the Transaction Documents – Termination Fee; Effect of Termination”.

Investor’s Assignment

The Investor has agreed to assign its rights and obligations under the Securities Purchase Agreement to its subsidiary, Harbin Pharmaceutical Group Co., Ltd (SHA: 600664), which is publicly traded on the Shanghai Stock Exchange, prior to the closing of the Share Issuance. The Investor has agreed to take all appropriate action to cause Harbin Pharmaceutical Group Co., Ltd (SHA: 600664) to accept and assume the Securities Purchase Agreement, subject to any regulatory approvals and stockholder approvals that may be required. The parties have agreed that such assignment will not impede or delay the closing of the Share Issuance.

DESCRIPTION OF THE TRANSACTION DOCUMENTS

While we believe that the summary below of the agreements entered into in connection with the Share Issuance describes the material terms of such agreements, it may not contain all of the information that is important to you, and is qualified in its entirety by the relevant instruments and agreements themselves, which were included as an exhibit to our Current Report on Form 8-K filed with the SEC on February 13, 2018, and are incorporated by reference herein. We encourage you to read the relevant instruments and agreements themselves in their entirety. Further, representations, warranties and covenants in the Securities Purchase Agreement are not intended to function or to be relied on as public disclosures. For more information about accessing the information that we file with the SEC, please see the section entitled “Where You Can Find More Information” below.

Securities Purchase Agreement

The Securities Purchase Agreement provides that, subject to the terms and conditions set forth in the Securities Purchase Agreement, the Company will issue and sell to the Investor, and the Investor will purchase and acquire from the Company, 299,950 shares of Convertible Preferred Stock at a purchase price of $1,000.00 per share, for an aggregate purchase price of $299,950,000 (the “Purchase Price”). The Convertible Preferred Stock will be convertible into shares of Common Stock of the Company at an initial conversion price of $5.35 per share, subject to customary antidilution adjustments (such Common Stock following conversion, the “Underlying Shares”). The terms of the Convertible Preferred Stock will be set forth in the Certificate of Designations to be filed by the Company with the Secretary of State of the State of Delaware prior to the Closing (as defined below) of the transaction and described elsewhere in greater detail in the section entitled “Description of the Convertible Preferred Stock” below.

Completion of the Securities Purchase Agreement

The closing of the issuance, purchase and sale of the Convertible Preferred Stock will take place at 10:00 a.m., New York City time, on the third business day after the satisfaction or waiver of all conditions to the completion of the issuance, purchase and sale of the Convertible Preferred Stock (other than those conditions that can only be satisfied at such closing, but subject to the fulfillment or waiver of such conditions at such closing), at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, NY 10022, or at such other place, time or date as may be mutually agreed upon in writing by the Company and the Investor (the “Closing”).

Representations and Warranties

The Securities Purchase Agreement contains customary representations and warranties made by the Company to the Investor and customary representations and warranties made by the Investor to the Company.

The Company’s representations and warranties under the Securities Purchase Agreement relate to, among other things:

•	the due organization, valid existence, good standing and corporate power of the Company and each of its subsidiaries;

•	the capitalization of the Company, including the number of shares of Common Stock and preferred stock, options and other equity interests outstanding and the ownership of the capital stock of its subsidiaries;

•	the absence of restrictions or encumbrances with respect to the capital stock of the Company and its subsidiaries;

•	the authority of the Company to enter into the Securities Purchase Agreement and complete the issuance and sale of the Convertible Preferred Stock and the other transactions contemplated by the Securities Purchase Agreement and the enforceability of the Securities Purchase Agreement against the Company;

•	the absence of any voting requirement in connection with the issuance, purchase and sale of the Convertible Preferred Stock, other than the vote of the stockholders of the Company to be taken at the Special Meeting on the Share Issuance proposal;

•	the absence of (1) any conflict with or violation of the organizational documents of the Company, (2) any conflict with or violation of the organization documents of any Company subsidiary, (3) any conflict with or violation of applicable laws, or (4) any required consents or approval, breach, loss of benefit, change of control or default under any contract of the Company or its subsidiaries, in each case, as a result of the execution and delivery by the Company of the Securities Purchase Agreement and the completion by the Company of the issuance, purchase and sale of the Convertible Preferred Stock;

•	the consents, filings and approvals required by governmental entities in connection with the transactions contemplated by the Securities Purchase Agreement;

•	the absence of a general solicitation or general advertising with respect to offers or sales of the Convertible Preferred Stock or the Underlying Shares, and the exemption of the Convertible Preferred Stock and the Underlying Shares from registration and prospectus delivery requirements of the Securities Act;

•	the authority of the Company to issue and sell the Convertible Preferred Stock and the Underlying Shares free and clear of all liens and transfer restrictions (other than restrictions under applicable securities laws or the transactions contemplated by the Securities Purchase Agreement) and preemptive or other similar rights;

•	compliance with SEC filing requirements for the Company’s SEC filings since January 1, 2016, including the accuracy of information contained in such documents and compliance with U.S. GAAP and the rules and regulations of the SEC with respect to the consolidated financial statements contained therein;

•	the absence of certain undisclosed liabilities;

•	adequacy of disclosure controls and internal controls over financial reporting;

•	the absence of certain changes and events since September 30, 2017;

•	the absence of action by the Company to terminate the registration of the Common Stock under the Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”);

•	the accuracy of information contained in this proxy statement, as it may be amended or supplemented from time to time;

•	litigation matters;

•	compliance with applicable laws and governmental orders;

•	required franchises, grants, licenses, permits and other similar governmental approvals necessary for the conduct of the Company’s business;

•	employee benefit plans;

•	labor and other employment matters;

•	environmental matters;

•	ownership of real property free and clear of all liens, valid and binding leasehold interests in real property and ownership or leasehold interests in certain tangible personal property;

•	tax matters;

•	material contracts and the absence of breach or default thereunder;

•	intellectual property and privacy law matters;

•	brokers’ and financial advisors’ fees related to the issuance and sale of the Convertible Preferred Stock;

•	receipt by the Board of an opinion of VRC as to the fairness, from a financial point of view, of the Conversion Price for the Convertible Preferred Stock;

•	neither the Company nor any of its subsidiaries being an investment company within the meaning of the Investment Company Act of 1940;

•	the absence of restrictions under any anti-takeover statute or regulation;

•	insurance policies and claims;

•	compliance with the Foreign Corrupt Practices Act of 1977, which we refer to as the “FCPA” in this proxy statement, or other applicable domestic or foreign anti-bribery or anti-corruption laws during the past three years;

•	compliance with applicable import and export control laws, including economic sanctions laws administered by the Office of Foreign Assets Control;

•	the absence of contracts involving the Company or its subsidiaries or any other person of the type required to be disclosed pursuant to Item 404 of Regulation S-K prescribed under the Securities Act; and

•	the absence of any additional representations and warranties except for the representations and warranties expressly set forth in the Securities Purchase Agreement.

The Investor’s representations and warranties under the Securities Purchase Agreement, relate to, among other things:

•	the Investor’s due organization, valid existence, good standing and corporate power;

•	the authority of the Investor to enter into the Securities Purchase Agreement and complete the purchase of the Convertible Preferred Stock and the other transactions contemplated by the Securities Purchase Agreement and the enforceability of the Securities Purchase Agreement against the Investor;

•	the absence of (1) any conflict with or violation of the organizational documents of the Investor, (2) any conflict with or violation of applicable laws or (3) any required consent or approval, breach, loss of benefit or default under any contract of the Investor, in each case, as a result of the execution and delivery by the Investor of the Securities Purchase Agreement and completion by the Investor of the issuance, purchase and sale of the Convertible Preferred Stock;

•	the consents, filings and approvals required by governmental entities in connection with the transactions contemplated by the Securities Purchase Agreement;

•	litigation matters;

•	the sufficiency of the funds that the Investor has, or will have access to, to fund the Purchase Price;

•	the accuracy of information supplied to the Company in writing by the Investor for use in this proxy statement, as it may be amended or supplemented from time to time;

•	the absence of beneficial ownership of the Company’s Common Stock;

•	the absence of any agreement or understanding with any person that is not an affiliate of the Investor, and is not a member of a “group” pursuant to Section 13(d)(3) of the Exchange Act, with respect to the Company or its equity interests;

•	the Investor, its affiliates and its beneficial owners are (i) not included on a government list or is owned or controlled by a person on a government list and (ii) not acting directly or indirectly on behalf of terrorists, terrorist organizations or narcotics traffickers;

•	none of the funds used to purchase the Convertible Preferred Stock has been knowingly derived from activities that contravene applicable laws concerning money laundering, terrorism, narcotics trafficking or bribery, or from a person on a government list;

•	brokers’ and financial advisors’ fees related to the purchase of the Convertible Preferred Stock;

•	the authority of Infinite Benefits Limited (the “Guarantor”) to enter into and to be bound by the Limited Guarantee, by and between the Company and the Guarantor (the “Guarantee”) with respect to the investor termination fee and the absence of a default under the Guarantee; and

•	the absence of any additional representations and warranties except for the representations and warranties expressly set forth in the Securities Purchase Agreement.

The representations and warranties in the Securities Purchase Agreement will survive for a period of twelve months following the Closing.

Many of the representations and warranties in the Securities Purchase Agreement are qualified by a materiality or a Company material adverse effect standard (that is, they will not be deemed to be untrue or incorrect unless a materiality threshold is satisfied or their failure to be true or correct would, or would reasonably be expected to, result in a Company material adverse effect) and by a Company disclosure schedule and certain portions of the Company’s filings with the SEC.

For purposes of the Securities Purchase Agreement, a “Company material adverse effect” means, with respect to the Company, any change, event, occurrence or development that has, or would reasonably be expected to have a material adverse effect on the business, financial condition or results of the operations of the Company or its subsidiaries, taken as a whole, except that adverse effects arising out of, resulting from or attributable to the following will not constitute or be deemed to contribute to or be taken into account in determining if a material adverse effect with respect to the Company has occurred or would be reasonably expected to occur:

•	any change or proposed change in applicable law or GAAP or changes in interpretations or enforcement of applicable law or GAAP;

•	any change in general economic, business, labor or regulatory conditions, or changes in securities, credit or other financial markets, including interest rates or exchange rates, in the United States or globally, or changes generally affecting the industries (including seasonal fluctuations) in which the Company or its subsidiaries operate in the United States or globally (except to the extent such effect disproportionately impacts the Company relative to other companies operating in the same industry);

•	any change in global or national political conditions (including the outbreak or escalation of war (whether or not declared), military action, sabotage or acts of terrorism), changes due to natural disasters or changes in the weather or changes due to the outbreak or worsening of an epidemic, pandemic or other health crisis (except to the extent such effect disproportionately impacts the Company relative to other companies operating in the same industry);

•	any action or omission taken or not taken at the request of, or with the consent of, the Investor or any of its affiliates;

•

the negotiation, announcement, pendency or consummation of the Securities Purchase Agreement and the transactions contemplated thereby, including the identity of, the Investor or any of its affiliates or any communication by the Investor or any of its affiliates regarding plans, proposals or projections with respect to the Company, its subsidiaries or their employees (including any impact on the relationship of the Company or any its subsidiaries, contractual or otherwise, with its customers, suppliers, distributors, vendors, lenders, employees or partners);

•	any actions, suits, claims, mediations, arbitrations or proceedings, in each case, by or before any governmental entity arising from allegations of breach of fiduciary duty or violation of law relating to the Securities Purchase Agreement or the transactions contemplated thereby;

•	any decrease in the trading price or trading volume of, or suspension of trading in, the Convertible Preferred Stock, or any changes in the trading prices of, or defaults under, the Existing Credit Agreement, any asset based indebtedness permitted to be incurred pursuant to the Existing Credit Agreement or the Indenture, dated as of August 10, 2015, by and among the Company, the subsidiary guarantors party thereto and Bank of New York Mellon Trust Company, N.A., as Trustee (the “Convertible Notes Indenture”), provided that the underlying cause of such failure (unless such underlying cause would otherwise be excluded from this definition) will be taken into account in determining whether a Company material adverse effect has occurred; or

•	any failure by the Company or any of its subsidiaries to meet any revenue, earnings or other financial projections or forecasts, provided that the underlying cause of such failure (unless such underlying cause would otherwise be excluded from this definition) will be taken into account in determining whether a Company material adverse effect has occurred.

Covenants Regarding Conduct of Business by the Company Pending the Closing

The Company has agreed to certain covenants in the Securities Purchase Agreement restricting the conduct of its business between the date of the Securities Purchase Agreement and the earlier of the Closing and the termination of the Securities Purchase Agreement.

In general, the Company has agreed that, except (i) as set forth in the Company’s confidential disclosure schedule delivered to the Investor concurrently with the execution of the Securities Purchase Agreement, (ii) as contemplated by the Securities Purchase Agreement or (iii) with the prior written consent of the Investor (not to be unreasonably withheld, conditioned or delayed), from the date of the Securities Purchase Agreement until the earlier of the Closing or termination of the Securities Purchase Agreement, it will and will cause each of its subsidiaries to, use commercially reasonable efforts to (a) conduct its operations in the ordinary course of business and (b) preserve the goodwill and current relationships with customers, suppliers and other persons with which the Company or any of its subsidiaries have business relations.

Additionally, from the date of the Securities Purchase Agreement until the earlier of the Closing or termination of the Securities Purchase Agreement, the Company will not, and will not permit any of its subsidiaries to, take any of the following actions without the prior written consent of the Investor (not to be unreasonably withheld, conditioned or delayed):

•	change or amend the certificate of incorporation, Bylaws (as defined below, in the section entitled “Stockholder Proposals for 2019 Annual Meeting”) or other organizational documents of the Company or any of its subsidiaries, except as otherwise required by law;

•	authorize for issuance, issue, grant, sell, deliver, dispose of, pledge or otherwise encumber any equity interests of the Company or any of its subsidiaries, except for issuances of shares of Common Stock upon the exercise of existing Company options or the issuance of incentive equity awards under Company Incentive Plans (as defined below) as in effect on the date of signing in the ordinary course of business, consistent with past practice;

•	except as required by the terms of the Company’s 2015 Stock and Incentive Plan, as amended and restated (formerly known as the Company 2011 Stock and Incentive Plan), the GNC Acquisition

Holdings Inc. 2007 Stock Incentive Plan, as amended, and all other plans, programs, agreements or arrangements (including inducement award agreements) (“Company Incentive Plans”) pursuant to which equity and/or equity-based incentive awards have been or may be issued, as in effect on the date of signing, purchase, repurchase or redeem any equity interest of the Company;

•	appoint or remove any member of the Board, otherwise than in accordance with the Company’s organizational documents;

•	increase or decrease the size of the Board;

•	make or declare any dividend or distribution to the stockholders of the Company;

•	sell, assign, transfer, convey, lease or otherwise dispose of any material assets or properties, except pursuant to existing contracts or for sales of products in the ordinary course of business consistent with past practice;

•	make any material loans or material advances of money to any person (other than the Company and its subsidiaries), except for (i) loans made pursuant to Company employee benefit plans, (ii) advances to employees or officers of the Company or any of its subsidiaries for expenses incurred in the ordinary course of business consistent with past practice or (iii) trade credit extended to customers, franchisees and other business counterparties in the ordinary course of business consistent with past practice;

•	except as required by the terms of any Company employee benefit plan as in effect on the date of the Securities Purchase Agreement, pay or enter into any agreement to pay any transaction-related, retention, or severance compensation or benefits to any director, officer or key employee of the Company or any of its subsidiaries;

•	merge or consolidate the Company or any of its subsidiaries with any person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries, except with respect to any wholly-owned subsidiary of the Company;

•	commence any bankruptcy or receivership proceeding;

•	acquire (including by merger, consolidation, or acquisition of stock or assets) any person or assets, other than (i) acquisitions of inventory, raw materials and other property in the ordinary course of business consistent with past practice and (ii) any other acquisitions with a purchase price of less than $25 million, including the assumption of indebtedness and liabilities outside of the ordinary course of business;

•	incur any indebtedness or assume, guarantee or endorse, or otherwise as an accommodation become responsible for (whether directly, contingently or otherwise), the indebtedness of any person, except (i) for indebtedness under the documentation related to (x) the amendment of the Credit Agreement, (y) the refinancing or repayment, in whole or in part, of the indebtedness outstanding as of the date of the Securities Purchase Agreement under the Credit Agreement, and/or (z) the entering into and incurrence of indebtedness under any asset-based indebtedness permitted to be incurred pursuant to the Credit Agreement (such transactions are generally referred to as the Credit Agreement Refinancing in this proxy statement and the related documentation is referred to as the “Credit Agreement Refinancing Documentation”), (ii) for borrowings and/or letters of credit issued under the Credit Agreement in the ordinary course of business, (iii) issuances of commercial paper for working capital and general corporate purposes in the ordinary course of business or consistent with past practice or industry standards, and (iv) indebtedness not to exceed $25 million in any single transaction or series of related transactions; or

•	authorize or enter into any contract or otherwise make any commitment to do any of the foregoing.

No Solicitation of Acquisition Proposals; Changes in Board Recommendation

The Company has agreed to cease discussions or negotiations that may have been conducted prior to the date of the Securities Purchase Agreement with any parties with respect to an acquisition proposal (as defined below) and to request to have returned to it or have destroyed any information that had been provided to any such party.

From the date of the Securities Purchase Agreement until the earlier of the Closing and termination of the Securities Purchase Agreement, the Company has agreed not to, and to cause its subsidiaries not to and instruct its representatives not to:

•	initiate, solicit or intentionally encourage the submission of any acquisition proposal or engage in any discussions or negotiations with respect thereto or in connection with any acquisition proposal or proposal reasonably likely to lead to an acquisition proposal; or

•	disclose or furnish non-public information or afford access to its properties, books or records to any third party (other than informing any third party of the existence of the Company’s non-solicitation obligations);

except that

•	prior to the receipt of stockholder approval of the Share Issuance, the Company may ascertain facts from any person making an acquisition proposal for the purpose of the Board informing itself about such acquisition proposal and the third party making it.

However, if at any time after the date of the Securities Purchase Agreement and prior to obtaining stockholder approval of the Share Issuance, the Company has received a bona fide, unsolicited written acquisition proposal from a third party, the Company and its Board and representatives may engage in negotiations or substantive discussions regarding the acquisition proposal with, or furnish any information to, any third party making such acquisition proposal and its representatives or potential sources of financing, if the Board (or a duly authorized committee thereof) determines in good faith, after consultation with its financial advisor and outside counsel, based on information then available, that such unsolicited acquisition proposal constitutes or would reasonably be expected to lead to a superior proposal (as defined below). However, any material non-public information concerning the Company or its subsidiaries provided to any third party will, to the extent not already provided, be provided to the Investor as promptly as reasonably practicable (and in any event, within 24 hours of delivery to any such third party), except to the extent providing the Investor with such information would violate any applicable law.

In addition, the Company has agreed that the Board (and committees thereof) will not (i) approve or recommend, or publicly propose to approve or recommend, any acquisition proposal, (ii) withdraw, change or qualify, in a manner adverse to the Investor, the recommendation of the Board to approve the Share Issuance, (iii) approve or cause the Company to enter into any stock purchase agreement, merger agreement, letter of intent or other similar agreement relating to any acquisition proposal, or (iv) resolve or agree to do any of the foregoing (each action set forth in the foregoing clauses (i)-(iv) of this sentence, a “Change of Board Recommendation”).

However, prior to obtaining stockholder approval of the Share Issuance, if the Company receives a written acquisition proposal that did not result from a breach by the Company of its covenants relating to solicitation of acquisition proposals, the Board may make a Change of Board Recommendation (subject to the Investor’s right to terminate the Securities Purchase Agreement following such Change of Board Recommendation) if:

•	the Company promptly (and in any event within 24 hours) notified the Investor in writing of the receipt of an acquisition proposal or any request for non-public information relating to the Company or any of its subsidiaries other than requests for information in the ordinary course of business, including the identity of the third party and a copy of, or description of the material terms of, the acquisition proposal;

•	the Company promptly (and in any event within 24 hours) notified the Investor in writing of its decision to enter into discussions or negotiations with third parties concerning an acquisition proposal;

•	the Board has determined, after consultation with its financial and outside legal advisors, that the acquisition proposal constitutes a superior proposal;

•	the Board has determined that failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the Company’s directors;

•	the Company has provided the Investor at least five business days’ prior written notice of the Company’s intention to effect a Change of Board Recommendation, which notice will include material terms and conditions of the acquisition proposal, and provided the Investor a copy of the available proposed transaction agreement to be entered into in respect of such acquisition proposal;

•	the Company and its legal and financial advisors have engaged in good faith negotiations with the Investor regarding amendments to the Securities Purchase Agreement proposed in writing by the Investor during such five business day notice period; and

•	the Board has considered any adjustments and/or proposed amendments to the Securities Purchase Agreement and have determined in good faith that a superior proposal would continue to constitute a superior proposal if such proposals were to be given effect.

In addition, the Board may terminate the Securities Purchase Agreement to enter into a definitive agreement solely with respect to a superior majority proposal (as defined below), provided that the Company pays a termination fee in advance of or concurrently with its entry into a definitive agreement with respect to such superior majority proposal (as more fully described in the section entitled “ —Termination Fee; Effect of Termination”).

A material revision or amendment to the superior proposal will require the Company to deliver a new written notice to the Investor and to again comply with the above requirements, except that the five business day notice period described above is reduced to three business days with respect to such revised superior proposal.

The Board may also make a Change of Board Recommendation (but may not terminate the Securities Purchase Agreement) in circumstances other than in response to an acquisition proposal if, prior to obtaining stockholder approval of the Share Issuance:

•	(a) the Board (or a duly authorized committee thereof) determines that an intervening event (as defined below) has occurred and is continuing; and (b) the Board (or a duly authorized committee thereof) determines, after consultation with its legal advisor, that the failure to effect a Change of Board Recommendation in response to such intervening event would reasonably be expected to be inconsistent with its fiduciary duties to the stockholders of the Company;

•	the Company has provided the Investor with five business days’ prior written notice advising the Investor of the Company’s intention to take such action and specifying all available material information with respect to such intervening event;

•	the Company and its legal and financial advisors have, if requested by the Investor, engaged in good faith negotiations with the Investor regarding amendments to the Securities Purchase Agreement proposed in writing by the Investor during such five business day notice period; and

•	the Board has considered any adjustments and/or proposed amendments to the Securities Purchase Agreement and have determined in good faith that an intervening event would continue to constitute an intervening event if such proposals were to be given effect.

For the purposes of the Securities Purchase Agreement, the term “acquisition proposal” means any offer or proposal from a third party concerning (i) a merger, consolidation or other business combination transaction involving the Company, (ii) a sale, lease or other disposition by merger, consolidation, business combination, share exchange, joint venture or otherwise, of assets of the Company (including equity interests of any subsidiary of the Company) or its subsidiaries for consideration, representing 25% or more of the consolidated assets of the Company and its subsidiaries, based on their fair market value as determined in good faith by the Board (or any duly authorized committee thereof), (iii) an issuance (including by way of merger, consolidation, business combination or share exchange) of equity interests representing 25% or more of the voting power of the Company, or (iv) any combination of the foregoing (in each case, other than the transactions contemplated by the Securities Purchase Agreement).

For the purposes of the Securities Purchase Agreement, the term “superior majority proposal” means a bona fide written acquisition proposal (except the references to “25%” in parts (ii) and (iii) of the definition thereof will be replaced by “50.01%”) that the Board (or a duly authorized committee thereof) determines in good faith, after consultation with its financial advisor and outside counsel, taking into account such factors as the Board (or any duly authorized committee thereof) considers in good faith to be appropriate (including the conditionality, timing and likelihood of consummation of such proposal), is more favorable from a financial point of view to the Company and its stockholders than the transactions contemplated by the Securities Purchase Agreement.

For the purposes of the Securities Purchase Agreement, the term “superior minority proposal” means a bona fide written acquisition proposal (except the references to “25% or more” in parts (ii) and (iii) of the definition thereof will be replaced by “between 40% and 50.01%”) that the Board (or a duly authorized committee thereof) determines in good faith, after consultation with its financial advisor and outside counsel, taking into account such factors as the Board (or any duly authorized committee thereof) considers in good faith to be appropriate (including the conditionality, timing and likelihood of consummation of such proposal), is more favorable from a financial point of view to the Company and its stockholders than the transactions contemplated by the Securities Purchase Agreement.

For the purposes of the Securities Purchase Agreement, the term “superior proposal” means a superior majority proposal or a superior minority proposal, as applicable.

For the purposes of the Securities Purchase Agreement, the term “intervening event” means any event, circumstance, change, effect, development, state of facts, condition or occurrence (including any acceleration or deceleration of existing changes or developments) that is material to the Company and its subsidiaries that (i) was not known or reasonably foreseeable (or, if known, the consequences of which were not known or reasonably foreseeable) to the Board as of or prior to the date of the Securities Purchase Agreement, and (ii) does not involve an acquisition proposal.

Moreover, from the date of the Securities Purchase Agreement until the earlier of December 31, 2018 and the termination of the Securities Purchase Agreement (other than as a result of a superior minority proposal that is not accompanied by a Competing China JV Proposal (as defined below)), the Company has agreed not, and to cause its subsidiaries not, and instructed its representatives not, on behalf of the Company, to:

•	initiate, solicit or intentionally encourage the submission of any proposal for, or engage in any discussions or negotiations with respect to or in connection with any joint venture involving, or acquisition of, the Company’s business in the PRC (a “Competing China JV Proposal”);

•	disclose or furnish non-public information or afford access to its properties, books or records to any third party in connection with a Competing China JV Proposal (other than informing any third party of the Company’s non-solicitation obligations); or

•	enter into any definitive agreement, letter of intent or similar agreement related to a Competing China JV Proposal;

except that the Company may enter into discussions or negotiations with or provide disclosures of non-public information to, a third party in the event that (i) the Company receives an acquisition proposal from the third party that contains or is conditioned upon a Competing China JV Proposal and (ii) the Board (or a duly authorized committee thereof) determines to enter into discussions or negotiations with such third party or to disclose non-public information to such third party in response to such acquisition proposal.

The Company agreed to promptly cease discussions or negotiations that may have been conducted prior to the date of the Securities Purchase Agreement with any parties with respect to a Competing China JV Proposal and to request to have returned to it or have destroyed any information that had been provided to any such party.

Required Stockholder Vote

As promptly as practicable, and in any event within fifteen business days following the date on which the SEC confirms it has no further comment to this proxy statement, the Company is obligated to use commercially reasonable efforts to mail this proxy statement to holders of the Company’s Common Stock as of the record date (not to be more than thirty days after the mailing of this proxy statement). Subject to the provisions of the Securities Purchase Agreement, the Company will take all action necessary in accordance with the Delaware General Corporation Law, the NYSE and the Company’s organizational documents to duly call, give notice of, convene and hold a meeting of the stockholders promptly following the mailing of this proxy statement, for the purpose of obtaining the approval of the Share Issuance.

Subject to a Change of Board Recommendation, the Company will use its commercially reasonable efforts to solicit proxies in favor of the adoption of the Securities Purchase Agreement, including by postponing or adjourning the stockholder meeting from time to time by up to a total of ten business days to allow additional solicitation of votes if necessary to obtain stockholder approval. Subject to limits specified in the Securities Purchase Agreement in certain cases, such stockholder meeting may also be postponed or adjourned (i) with the consent of the Investor, (ii) if a quorum has not been established, (iii) to allow reasonable additional time for the filing and mailing of supplemental or amended disclosure which the Board has determined in good faith after consultation with outside legal and financial advisors and the Investor is necessary under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the meeting, or (iv) if required by law. Subject to the Company’s right to effect a Change of Board Recommendation (in certain circumstances, as described above), the Company is obligated to include in this proxy statement the recommendation of the Board that the Company’s stockholders vote in favor of the proposal to approve the Share Issuance.

Consents, Approvals and Filings

The Company and the Investor have each agreed, subject to the terms of the Securities Purchase Agreement, to use their reasonable best efforts to:

•	prepare and file as promptly as practicable with any governmental entity or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents; and

•	obtain and maintain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any governmental entity or other third party that are necessary to consummate the transactions contemplated by the Securities Purchase Agreement, including the CFIUS Clearance and the PRC Approvals.

HSR Act

Each of the Company and the Investor have determined that a filing of a Notification and Report Form pursuant to the HSR Act is not required, and, accordingly, have agreed that the condition to closing of the Share Issuance under the Securities Purchase Agreement related to the HSR Act is deemed to be satisfied.

CFIUS

Each of the Investor and the Company will use its reasonable best efforts to obtain CFIUS Clearance as promptly as practicable. As promptly as practicable after the execution of the Securities Purchase Agreement, the Investor and the Company will prepare, pre-file a draft joint voluntary notice, and then as soon as reasonably practicable thereafter, file with CFIUS a joint voluntary notice pursuant to Section 721 with respect to the transactions contemplated by the Securities Purchase Agreement. The Company and the Investor will, as promptly as practicable, provide CFIUS with any additional or supplemental information requested by CFIUS or its constituent agencies during the review process.

The Company and the Investor will also take, or cause to be taken, all actions that are customarily undertaken or reasonably achieved to obtain CFIUS Clearance so as to enable the Closing to occur as promptly as practicable, including promptly making any pre-notification and notification filings required in connection with CFIUS Clearance, and providing any information requested by CFIUS or any other agency or branch of the United States government in connection with their review of the transactions contemplated by the Securities Purchase Agreement.

Such efforts will include, to the extent necessary to obtain CFIUS Clearance, the execution of mitigation agreements containing terms customarily included in such mitigation agreements, provided however that no party will be required to enter into any agreement that materially interferes with the Investor’s ability to exercise any and all rights accorded to it pursuant to the terms of the Securities Purchase Agreement in any material respect. With respect to any mitigation, the Investor and the Company will be entitled to a reasonable period of time to engage in discussions and negotiations with CFIUS and between themselves on the nature and scope of such measures, to ensure that any agreed upon measures are reasonable without any adverse material effect on the Investor, the Company or its subsidiaries.

The Investor will not be required to enter into any agreement, consent decree or other commitment to sell the Convertible Preferred Stock as a condition to receiving CFIUS Clearance.

Each of the Investor and the Company will promptly furnish to the other copies of any notices or written communications received by such party or any of its affiliates from CFIUS or any of its constituent agencies with respect to the transactions contemplated by the Securities Purchase Agreement, unless otherwise prohibited by CFIUS or applicable laws. Each of the Investor and the Company will permit the other’s counsel to have an opportunity to review in advance, and such party will consider in good faith the views of such counsel in connection with, any proposed communications by such party or its affiliates to CFIUS concerning the transactions contemplated by the Securities Purchase Agreement. Each of the Investor and the Company may, as either party deems advisable and necessary, reasonably designate any competitively sensitive materials or information provided to the other party as “outside counsel only.” Such materials and the information contained therein will be given only to the outside legal counsel of the other party, and such party will cause such outside counsel not to disclose such materials or information to any employees, officers, directors or other representatives of the Company, unless express written permission is obtained in advance from the party providing such materials and information.

PRC Approvals

Following the date of the Securities Purchase Agreement, the Investor will:

•	make all appropriate filings required in connection with the PRC Approvals as promptly as practicable within the applicable period required by applicable law, and supply as promptly as practicable any additional information and documentary material that may be requested pursuant to applicable law in connection with the PRC Approvals; and

•	to the extent permitted by applicable law, promptly inform the Company of any oral communication with, and provide copies of written communications with, any governmental entity regarding the PRC Approvals and share with the Company any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of the Investor relating to the PRC Approvals; provided, that in each case above, the Company will reasonably cooperate with the Investor to provide the information and documents required for obtaining the PRC Approvals and will assist the Investor in promptly responding to any requests for information and/or documents from any governmental entity in connection with making such applications and/or filings to obtain the PRC Approvals.

From and after the date of the Securities Purchase Agreement until the earlier of the Closing and the termination of the Securities Purchase Agreement, unless prohibited by applicable law, each party will give prompt notice to the other party if any of the following occur:

•	receipt of any notice or other communication in writing from any person alleging that the consent or approval of such person is or may be required in connection with the transactions contemplated by the Securities Purchase Agreement;

•	receipt of any notice or other communication from any governmental entity in connection with the transactions contemplated by the Securities Purchase Agreement; or

•	such party becoming aware of the occurrence of an event that would reasonably be expected to prevent or delay, beyond November 13, 2018 (as may be extended, the “Outside Date”), the consummation of the transactions contemplated by the Securities Purchase Agreement or that would reasonably be expected to result in any of the conditions to the Closing not being satisfied.

Other Covenants and Agreements

The Securities Purchase Agreement contains certain other covenants and agreements, including covenants relating to:

•	cooperation between the Company and the Investor in the preparation and filing of this proxy statement;

•	reasonable access to information about the Company and any of its subsidiaries to be given to the Investor;

•	confidentiality obligations of and access by the Investor to certain information about the Company pursuant to the confidentiality agreement between the Company and the Investor;

•	the Investor’s obligation to provide (within ten business days of the date of the Securities Purchase Agreement) the Company with a complete and accurate schedule of all individuals and entities that hold, own or control equity in the Investor of 5% or greater, all individuals and entities that are affiliated with any foreign government or may be “foreign government controlled” under Section 721 of the Defense Production Act, and any foreign government or person controlled by a foreign government that holds interest in the Investor;

•	obtaining the prior written consent of the other party prior to public announcements with respect to the Securities Purchase Agreement or the transactions contemplated thereby;

•	the Company’s use of reasonable best efforts to obtain debt refinancing and to keep the Investor reasonably informed of any material developments with respect thereto;

•	the Company and the Investor using their commercially reasonable best efforts to identify alternative financing arrangements for the Company’s indebtedness;

•	the Company and the Investor using their respective reasonable best efforts to negotiate in good faith definitive documentation with respect to the Joint Venture;

•	the Company and the Board taking all action reasonably available to it to render takeover statutes inapplicable;

•	the Company’s commitment to cause the authorized capital stock of the Company to include a sufficient number of authorized but unissued shares of Common Stock to satisfy the Investor’s right to convert Convertible Preferred Stock into Underlying Shares;

•	the Company’s obligation not to sell, offer for sale or solicit offers to buy or otherwise negotiate any security that would be integrated with the offer or sale of the Convertible Preferred Stock or the Underlying Shares in a manner that would require registration under the Securities Act of the Convertible Preferred Stock or Underlying Shares to the Investor;

•	the Company’s obligation to submit an application to the NYSE for the listing of the Underlying Shares or the securities laws of any state, as applicable;

•	the Company’s obligation to take all necessary action to increase the size of the Board to eleven directors (each a “Director”);

•	the Company and the Investor will cooperate to identify their designees to the Board as promptly as practicable, and in any event no later than thirty business days prior to the Closing;

•	the Board’s duty to take all necessary actions to cause the Certificate of Designations to be adopted and filed with the Secretary of State of the State of Delaware and to cause the Bylaws to be amended and restated;

•	cooperation of the Company and the Investor to use reasonable best efforts to promptly, but in no event later than fifteen business days after the signing of the Securities Purchase Agreement, negotiate and execute an escrow agreement with JPMorgan Chase Bank, N.A., Hong Kong Branch (or another internationally recognized bank with a branch in Hong Kong) in accordance with the terms of the Securities Purchase Agreement;

•	the Investor’s obligation, prior to Closing, to assign the Securities Purchase Agreement to Harbin Pharmaceutical Group Co., Ltd.; and

•	the Investor’s obligation to, as promptly as practicable following the signing of the Securities Purchase Agreement, cause a letter of credit from a reputable bank, in an amount equal to the Purchase Price, to be issued in favor of the Company.

Conditions to Completion of the Issuance, Purchase and Sale of the Convertible Preferred Stock

The obligations of the Company and the Investor to complete the issuance, purchase and sale of the Convertible Preferred Stock are subject to the satisfaction or waiver (to the extent permitted by applicable law) by the Company and the Investor at or prior to the Closing of each of the following conditions:

•	the approval of the Share Issuance by the Company’s stockholders;

•	the absence of an order, decree of judgment of any government entity having competent jurisdiction that prohibits or makes illegal the transactions contemplated by the Securities Purchase Agreement or the Credit Agreement Refinancing;

•	the receipt of the PRC Approvals and CFIUS Clearance; and

•	the entrance into the Joint Venture.

The obligations of the Company to complete the issuance, purchase and sale of the Convertible Preferred Stock are subject to the satisfaction or waiver by the Company at or prior to the Closing of each of the following conditions:

•

each representation and warranty of the Investor contained in the Securities Purchase Agreement, without giving effect to any qualifications as to materiality or Company material adverse effect or other similar qualifications contained therein, being true and correct at and as of the date of the Securities Purchase Agreement and as of the Closing as though made on the Closing, except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time), and except as has not had and would not reasonably be expected to have, individually or in the aggregate with all other failures to be true or correct, a Company material adverse effect on the ability of the Investor or its affiliates to perform its obligations under the Securities Purchase Agreement or under any of the documents contemplated thereby;

•	the Investor having performed or complied in all material respects with all covenants and agreements required to be performed or complied with by it under the Securities Purchase Agreement at or prior to the Closing;

•	the Investor having delivered to the Company a certificate, dated as of the Closing and signed by an executive officer of the Investor, certifying to the effect that the conditions in the two bullets above have been satisfied; and

•	the Investor having delivered to the Company executed copies of the Registration Rights Agreement and the Stockholders Agreement.

The Investor’s obligations to complete the issuance, purchase and sale of the Convertible Preferred Stock are subject to the satisfaction or waiver by the Investor at or prior to the Closing of each of the following conditions:

•	the representations and warranties of the Company relating to due organization, authority, valid issuance of Convertible Preferred Stock and broker’s fees being true and correct at and as of the date of the Securities Purchase Agreement and as of the Closing as though made on the Closing, except for representations and warranties that relate to a specific date or time (which need only be true and correct in all material respects as of such date or time);

•	the representations and warranties of the Company related to capitalization of the Company being true in all but de minimis respects as of the date of the Securities Purchase Agreement and as of the Closing as though made on the Closing;

•	each other representation and warranty of the Company, without giving effect to any qualifications as to materiality or Company material adverse effect contained therein, being true and correct at and as of the date of the Securities Purchase Agreement and as of the Closing as though made on the Closing, except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time), except as has not had and would not reasonably be expected to have, individually or in the aggregate with all other failures to be true or correct, a Company material adverse effect;

•	the Company having performed and complied in all material respects with all covenants and agreements required to be performed or complied with by it under the Securities Purchase Agreement at or prior to the Closing;

•	the Company having delivered to the Investor a certificate, dated the Closing and signed by an executive officer of the Company, certifying to the effect that the conditions set forth in the first four bullets above have been satisfied;

•	the Company having delivered to the Investor a good standing certificate of the Company;

•	each member of the Board that is not a Company Designee (as defined below in the section entitled “Stockholders Agreement – Composition of the Board”) or the Chief Executive Officer having resigned from the Board effective as of the Closing;

•	the Board having caused each individual designated to the Board by the Company or the Investor, as applicable, to be appointed to the Board, effective as of the Closing;

•	the Company having filed the Certificate of Designations and Bylaws with the Secretary of State of the State of Delaware and delivered to the Investor a copy of the Company’s certificate of incorporation and Bylaws, certified by the Secretary of the Company;

•	the Company having made any required filings and submitted any required certifications regarding the issuance or listing of additional shares with the NYSE; and

•	the Company having delivered to the Investor executed copies of the Registration Rights Agreement and the Stockholders Agreement.

Termination of the Securities Purchase Agreement

The Securities Purchase Agreement may be terminated at any time prior to the Closing by mutual written consent of each of the Company and the Investor, by action of their respective boards of directors.

In addition, either the Company or the Investor may terminate the Securities Purchase Agreement prior to the Closing, if:

•	approval of the Share Issuance by the Company’s stockholders has not been obtained upon a vote taken at the Special Meeting or any adjournments or postponements thereof;

•	if any court of competent jurisdiction or other governmental entity of competent jurisdiction has issued an order or taken any other action, in each case, permanently restraining, enjoining or otherwise prohibiting, prior to the Closing, the consummation of the transactions contemplated by the Securities Purchase Agreement, and such order or other action will have become final and non-appealable; provided that the right to terminate the Securities Purchase Agreement for this reason will be available only if the party seeking to terminate has complied with its covenants regarding competition laws before asserting the right to terminate and provided, further, that this right of termination will not be available to any party whose failure to comply with its obligations under the Securities Purchase Agreement has been the primary cause of or resulted in such order or action; and

•	the Closing has not occurred on or before the Outside Date; provided, however, that if all of the Closing conditions except those related to the PRC Approvals, CFIUS Clearance or related legal restraints have been satisfied or duly waived by all parties entitled to the benefit of such conditions, either the Company or the Investor may, by written notice delivered to such other party, extend the Outside Date to February 13, 2019; provided, further, that this right to terminate will not be available to any party whose material breach of any obligations of the Securities Purchase Agreement has been the primary cause of, or resulted in, the failure of the Closing to have occurred.

The Securities Purchase Agreement may also be terminated by the Investor, at any time prior to receipt of approval of the Share Issuance by the Company’s stockholders, if:

•	the Board has effected a Change of Board Recommendation or the Company has failed to include the Board’s recommendation in the proxy statement; and

•	the Company has entered into a merger agreement, stock purchase agreement, letter of intent or other similar agreement relating to an acquisition proposal;

provided, that the Investor’s right to terminate the Securities Purchase Agreement shall expire at 5:00 p.m. (New York City time) on the tenth calendar day following the date on which the event first permitting such termination occurred.

The Securities Purchase Agreement may also be terminated by the Investor, at any time prior to the Closing, if:

•	there has been a breach by the Company of the Company’s representations, warranties or covenants contained in the Securities Purchase Agreement, in either case, such that the mutual conditions to Closing or the Investor’s conditions to Closing are not reasonably capable of being satisfied while the Company’s breach is continuing;

•	the Investor has delivered to the Company written notice of such breach; and

•	such breach is not capable of cure in a manner sufficient to allow satisfaction of the mutual conditions to closing or the Investor’s conditions to Closing prior to the Outside Date or at least thirty days will have elapsed since the date of delivery of such written notice to the Company and such breach will not have been cured in all material respects; provided, however, that the Investor will not be permitted to terminate the Securities Purchase Agreement if there has been any material breach by the Investor of the Investor’s material representations, warranties or covenants contained in the Securities Purchase Agreement, and such breach will not have been cured in all material respects.

The Securities Purchase Agreement may also be terminated by the Company, at any time prior to receipt of approval of the Share Issuance by the Company’s stockholders, if the Board determines to accept a superior majority proposal, but only if the Company has complied in all material respects with its obligations under the Securities Purchase Agreement with respect to such superior majority proposal; provided that the Company pays a termination fee concurrently with such termination (as more fully described in the section entitled “ —Termination Fee; Effect of Termination”).

The Securities Purchase Agreement may also be terminated by the Company, at any time prior the Closing, if:

•	there has been a breach by the Investor of any of the Investor’s representations, warranties or covenants contained in the Securities Purchase Agreement, in either case, such that the mutual conditions to Closing or the Company’s conditions to Closing are not reasonably capable of being satisfied while the Investor’s breach is continuing;

•	the Company has delivered to the Investor written notice of such breach; and

•	either such breach is not capable of cure in a manner sufficient to allow satisfaction of the mutual conditions to Closing or the Company’s conditions to Closing prior to the Outside Date or at least thirty days will have elapsed since the date of delivery of such written notice to the Investor and such breach will not have been cured in all material respects; provided, however, that the Company will not be permitted to terminate the Securities Purchase Agreement if there has been any material breach by the Company of the Company’s material representations, warranties or covenants contained in the Securities Purchase Agreement, and such breach will not have been cured in all material respects.

The Company may also terminate, at any time, if all of the mutual conditions to Closing of the Company and the Investor (other than conditions that by their nature can only be satisfied on the Closing) have been satisfied, the Company has confirmed in writing that it is prepared to consummate the Closing, and the Investor fails to consummate the Closing within five business days following delivery of such written confirmation by the Company to the Investor.

Termination Fee; Effect of Termination

Under the Securities Purchase Agreement, the Company will be required to pay the Investor a “company termination fee” of $10 million under the following circumstances:

•	if the Securities Purchase Agreement is terminated by the Investor, at any time prior to the receipt of approval of the Share Issuance by the Company’s stockholders, because the Board has effected a Change of Board Recommendation or the Company has entered into a merger agreement, stock purchase agreement, letter of intent or similar agreement relating to an acquisition proposal;

•	if the Securities Purchase Agreement is terminated by the Company, at any time prior to the receipt of approval of the Share Issuance by the Company’s stockholders, because the Board determines to accept a superior majority proposal; or

•

if (i) the Securities Purchase Agreement is terminated by the Company or the Investor as a result of failure to obtain the approval of the Company’s stockholders for the Share Issuance, (ii) an acquisition proposal for at least 40% of the consolidated assets or voting power of the Company has been publicly announced after the date of the Securities Purchase Agreement but before the Special Meeting, (iii) the Company enters into a definitive agreement with respect to any such acquisition proposal within nine months after such termination and (iv) a transaction with respect to such acquisition proposal is eventually consummated.

Under the Securities Purchase Agreement, the Company will be required to pay the Investor a “minority transaction termination fee” of $18 million under the following circumstance:

•	if the Securities Purchase Agreement is terminated by the Investor, at any time prior to the receipt of approval of the Share Issuance by the Company’s stockholders, due to a Change of Board Recommendation or the Company’s entrance into a definitive transaction agreement relating to an acquisition proposal; and

•	prior to such termination, the Board effects a Change of Board Recommendation with respect to a superior minority proposal.

In the event the Securities Purchase Agreement is terminated due to a failure to obtain approval of the Company’s stockholders, and the Board effects a Change of Board Recommendation with respect to a superior minority proposal, the Company shall also pay to the Investor reasonable documented out-of-pocket costs, fees and expenses incurred by the Investor in connection with the negotiation and documentation of the Securities Purchase Agreement, up to $3,000,000 in the aggregate.

Under the Securities Purchase Agreement, the Investor will be required to pay Company an “investor termination fee” of $18 million under the following circumstances:

•	if the Securities Purchase Agreement is terminated, at any time prior to the Closing, by the Company due to an uncured breach of the Investor’s representations, warranties or covenants contained in the Securities Purchase Agreement or Investor’s failure to consummate the Closing for five business days despite the Closing conditions being satisfied;

•	if the Securities Purchase Agreement is terminated by either party because the conditions to Closing have not been satisfied by the Outside Date, where the Company could terminate the Securities Purchase Agreement in accordance with the bullet above; and

•	if the Securities Purchase Agreement is terminated by the Investor or the Company due to failure to obtain PRC Approvals or CFIUS Clearance prior to the Outside Date and all other conditions to closing have been satisfied or waived or if a court of competent jurisdiction issues an order related to the PRC Approvals or CFIUS Clearance that prohibits the Closing.

On March 6, 2018, the Investor caused the Guarantor to deposit an amount equal to the investor termination fee into an escrow account with JPMorgan Chase Bank, N.A., Hong Kong Branch (the “Escrow Agent”) and entered into an escrow agreement with respect to such account with the Guarantor, the Company and the Escrow Agent.

In circumstances where the parties’ respective termination fees are payable in accordance with the provisions of the Securities Purchase Agreement, either party’s receipt of the other party’s termination fee (if received) will be each party’s sole and exclusive remedy (whether based in contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable laws or otherwise) against the other party and its subsidiaries and any of their respective former, current or future direct or indirect equity holders, general or limited partners, controlling persons, stockholders, members, managers, directors, officers, employees, agents, affiliates or assignees for all losses and damages suffered as a result of the transactions contemplated by the Securities Purchase Agreement to be completed, for any breach or failure to perform under the Securities Purchase Agreement or otherwise, and upon payment of such amount, no such person will have any further liability or obligation relating to or arising out of the Securities Purchase Agreement or the transactions contemplated thereby, except in the event of a willful and material breach by the Investor.

Fees and Expenses

All fees and expenses incurred in connection with the Securities Purchase Agreement, the issuance, purchase and sale of the Convertible Preferred Stock and the other transactions contemplated by the Securities Purchase Agreement will be paid solely and entirely by the party incurring such fees or expenses, with certain exceptions expressly set forth in the Securities Purchase Agreement. These exceptions include certain expense reimbursements in the event of termination, as described in the section entitled “ —Termination Fee; Effect of Termination.”

Specific Performance

The Securities Purchase Agreement generally provides that the parties will be entitled, without posting a bond or other indemnity, to an injunction, specific performance and other equitable relief to prevent breaches of the Securities Purchase Agreement and to enforce specifically the terms and provisions of the Securities Purchase Agreement, in addition to any other remedy to which they are entitled at law or in equity.

Third Party Beneficiaries

The Securities Purchase Agreement provides that it will be binding upon, inure to the benefit of and be enforceable by the Company and the Investor and their respective successors and assigns. The Securities Purchase Agreement is not intended to and will not confer any rights, benefits or remedies of any nature whatsoever upon any person other than the Company and the Investor and their respective successors and assigns.

Amendments; Waivers

The Securities Purchase Agreement may be amended by mutual agreement of the parties to the Securities Purchase Agreement by action taken by or on behalf of their respective boards of directors at any time before or after receipt of the approval of the Share Issuance by the Company stockholders. However, after receipt of approval by the Company stockholders, no amendment may be made which, by law or in accordance with the rules of any relevant stock exchange, requires further approval by the Company’s stockholders, unless approval is again obtained from the Company stockholders with respect to the effectiveness of such amendment.

At any time prior to the Closing, the Company or the Investor may extend the time for performance of any obligations or acts of the other, waive any breach of the representations and warranties of the other or waive compliance by the other with respect to any of the agreements or covenants contained in the Securities Purchase Agreement. However, after receipt of approval by the Company stockholders, no extension or waiver may be made which, by law or in accordance with the rules of any relevant stock exchange, requires further approval by the Company’s stockholders, unless approval is again obtained from the Company stockholders with respect to the effectiveness of such extension or waiver.

Stockholders Agreement

In connection with the Securities Purchase Agreement, the Company will, at the Closing, enter into the Stockholders Agreement with the Investor. The following is a summary of selected provisions of the Stockholders Agreement.

Composition of the Board

At the Closing, the Board shall be comprised of eleven Directors. For so long as the Investor owns at least 15% of the outstanding Common Stock (on an as-converted basis), the Investor shall have the right to nominate up to five Directors (the “Investor Designees”), the Company shall have the right to nominate five or more Directors and the Company’s chief executive officer shall be entitled to be nominated as a Director (other than the Investor Designees, collectively, the “Company Designees”). The number of the Investor Designees will be adjusted from time to time, not to exceed five, in accordance with the Stockholders Agreement, to equal the Investor’s proportionate ownership of the Company. Upon the Investor’s material, uncured breach of certain material terms of the Stockholders Agreement or its ownership percentage of outstanding Common Stock (on an as-converted basis) decreasing below 15%, the Investor’s nomination right shall be terminated. Two of the initial Investor Designees shall be “independent”. However, if the Investor is only entitled to nominate four Investor Designees, only one shall be required to be “independent” and if the Investor is only entitled to nominate three Investor Designees, none shall be required to be “independent”. Each of the Investor Designees is required to be reasonably satisfactory to the Board’s Nominating and Corporate Governance Committee. Each of the Company Designees (other than the Company’s chief executive officer) shall be required to be an “independent” director.

In addition to the requirements above, each Investor Designee shall, among other requirements, (i) meet and comply in all material respects with any and all policies, rules, standards and guidelines of the Company applicable to all non-employee Directors, (ii) meet and comply in all material respects with all applicable requirements of the NYSE for service as a director, (iii) not be an employee, officer or director of, or consultant to, a direct competitor of the Company, (iv) have demonstrated good judgment and have relevant international or other business experience and (v) have executed a confidentiality agreement with the Company.

Board Supermajority Voting

At the Closing, the Bylaws will be amended and restated to require that two-thirds of the Company’s Directors, including, for so long as the Investor owns at least 25% of the outstanding Common Stock (on an as-converted basis), at least one non-independent Investor Designee, vote in favor of the following matters in order for them to be approved:

•	any alteration, amendment or repeal of any provision of the Company’s certificate of incorporation, Bylaws or other organizational documents;

•	any creation of a committee of the Board or delegation of authority to a committee of the Board (other than a committee constituted of independent Directors formed with respect to a matter for which one or more Directors has recused themselves due to a conflict of interest);

•	any extraordinary purchase, repurchase or redemption of capital stock, or any extraordinary dividend or other distribution thereon;

•	any appointment or removal of any Director, otherwise than in accordance with the Company’s organizational documents and the Stockholders Agreement;

•	any increase or decrease of the size of the Board;

•

the acceptance of any transaction or series of transactions that would (i) result in the stockholders of the Company immediately preceding such transaction beneficially owning less than 35% of the total outstanding equity securities of the Company (on an as-converted basis) in the surviving or resulting entity of such transaction (measured by voting power or economic interest), (ii) result in any person or group beneficially owning more than 35% of the outstanding equity securities of the Company (on an as-converted basis and measured by voting power or economic interest), or (iii) involve a disposition, directly or indirectly, of all or substantially all of the consolidated assets of the Company (any such, for the purposes of the Stockholders Agreement, an “Acquisition”), other than with respect to a sale of 100% of the equity securities of the Company to a third party in a transaction in which all stockholders receive the same per share consideration;

•	any amendment or modification of that certain Convertible Notes Indenture that would cause the conversion price per share of Common Stock for the Company’s 1.5% Convertible Senior Notes, issued on August 10, 2015 pursuant to the Convertible Notes Indenture, in an original aggregate principal amount of $287,500,000, due in 2020 (the “Convertible Notes”) to be less than the Conversion Price for the Convertible Preferred Stock;

•	any conversion of the Convertible Notes into Common Stock, or repurchase or redemption of the Convertible Notes in exchange for Common Stock, at a conversion or purchase price per share of Common Stock that is less than the Conversion Price for the Convertible Preferred Stock;

•	any issuance of equity securities senior to or pari passu with the Convertible Preferred Stock; or

•	the commencement of bankruptcy or receivership proceedings, or the adoption of a plan of complete or partial liquidation.

Such voting standard shall also be required, for a period of three years after the Closing, for the Board to approve the matters set forth below:

•	the removal or replacement of the Chief Executive Officer, President, Chief Financial Officer, Secretary, Treasurer or any other executive officer;

•	the incurrence of indebtedness of the Company in excess of $10 million in respect of any single transaction or in a series of related transactions; or

•	any other issuance of new equity securities in excess of $10 million in any single transaction or series of related transactions.

Voting Requirements

For so long as the Investor owns at least 15% of the outstanding Common Stock (on an as-converted basis), the Investor shall vote the shares it beneficially owns in stockholder elections of Directors (a) affirmatively in favor of the election of each Investor Designee, (b) except in a contested election, affirmatively in favor of the election of each Company Designee and (c) in a contested election, either (at the Investor’s election) consistent with the recommendation of the Board or in the same proportion as the voting securities of the Company not beneficially owned by the Investor are voted.

For so long as the Investor owns at least 15% of the outstanding Common Stock (on an as-converted basis), with respect to a stockholder vote on an Acquisition, the Investor shall vote the shares it beneficially owns either (at the Investor’s election) consistent with the recommendation of the Board or in the same proportion as the voting securities of the Company not beneficially owned by the Investor are voted. The Investor may vote the shares it beneficially owns in its sole discretion in any stockholder vote that occurs within one year of the Closing regarding an Acquisition in which the consideration per share of Common Stock is less than $5.35.

For all other matters, for so long as the Investor owns at least 15% of the outstanding Common Stock (on an as-converted basis), the Investor shall vote the shares it beneficially owns either (at the Investor’s election) consistent with the recommendation of the Board or in the same proportion as the voting securities of the Company not beneficially owned by the Investor are voted.

Transfer Restrictions

For two years after the Closing, the Investor shall not transfer any shares of Common Stock or Convertible Preferred Stock unless the transfer:

•	is approved in advance by a majority of the independent and disinterested members of the Board;

•	is to any Investor affiliate that becomes a party to the Stockholders Agreement;

•	is to the Company in connection with a “Fundamental Change” (as defined in the Certificate of Designations) or redemption pursuant to the Certificate of Designations;

•	is in connection with any Acquisition approved by the Board; or

•	the transfer constitutes a tender into a tender or exchange offer commenced by the Company.

After such two year restricted period and until the Investor owns less than 10% of the outstanding Common Stock (on an as-converted basis), the Investor may only transfer its shares of Common Stock or Convertible Preferred Stock, in accordance with certain customary restrictions to ensure an orderly market sell-down.

Right of First Refusal

For so long as the Investor owns at least 15% of the outstanding Common Stock (on an as-converted basis), the Investor shall have the right to purchase any new Common Stock or securities convertible into Common Stock, issued by the Company, except for those issued in the ordinary course of business (e.g. issuances pursuant to the Company’s compensation plans), in an amount necessary to allow the Investor to maintain the same percentage ownership of outstanding Common Stock (on an as-converted basis) as it had prior to such issuance. The Investor shall not have such a preemptive right if it intentionally breaches and does not cure within ten business days a material term of the Stockholders Agreement.

Standstill

For so long as the Investor owns at least 15% of the outstanding Common Stock (on an as-converted basis), the Investor and its affiliates shall not:

•	acquire, offer, agree to acquire or solicit an offer to sell, any beneficial interest in the Company, except for certain customary, de minimis exceptions (e.g., acquisitions due to stock splits or stock dividends) and pursuant to the Investor’s right of first refusal;

•	make any public announcement or public offer with respect to any merger, business combination, tender or exchange offer, recapitalization, reorganization, restructuring, liquidation, change of control or other similar extraordinary transaction involving the Company or any acquisition of all or substantially all the assets of the Company (unless such transaction is approved or affirmatively recommended by the Board);

•	make, knowingly encourage or participate in any “solicitation” of “proxies” to vote, or seek to advise or influence the voting of, the Company’s voting securities (except, in each case, in a manner that is consistent with the Board’s recommendation);

•	seek (or otherwise act alone or in concert with others) to place a representative on the Board, or seek a removal of any Director, in a manner not in accordance with the nomination and voting requirements in the Stockholders Agreement;

•	call a meeting of stockholders of the Company or initiate any stockholder proposal;

•	form, join or in any way participate in a “group” pursuant to Section 13(d)(3) of the Exchange Act, with respect to equity securities of the Company;

•	act alone or in concert with others, in any way, to seek to control, advise, change or influence the management or policies of the Company;

•	advise or knowingly assist or encourage any discussions, negotiations, arrangements or agreements with any other person in connection with the foregoing activities;

•	publicly disclose plans, intentions, proposals or arrangements inconsistent with the foregoing activities;

•	provide any financing for the acquisition of any securities or assets of the Company, subject to certain exceptions pertaining to debt financing for the transfer of such securities or assets to the Investor or its affiliates;

•	take any actions that the Investor knows or would reasonably be expected to know would require the Company to make a public announcement regarding the possibility of an acquisition;

•	deposit any equity securities of the Company into a voting trust; or

•	contest the validity of the foregoing.

Notwithstanding the foregoing, the Stockholders Agreement allows Investor to, among other things, make (i) non-public, confidential proposals to the Board for an Acquisition or (ii) if a definitive agreement with respect to an Acquisition has been publicly announced, public proposals for an alternative Acquisition. In addition, the Investor may make a public proposal for an Acquisition to acquire 100% of the outstanding shares of Common Stock in an all-cash tender offer (x) if the Company’s auditors issue an opinion containing a going concern qualification with respect to a full fiscal year of the Company, (y) if the Company is in material breach (which is not waived or cured) of any financial maintenance covenant in any of its debt instruments or (z) following the eighteen month anniversary of the Closing. However, before making any such proposal, the Investor must (A) engage in good faith in confidential negotiations with the Board for at least twenty days with respect to such proposal and (B) such proposal must be expressly conditioned upon the approval of either a majority of outstanding shares of Common Stock not beneficially owned by the Investor or an authorized independent special committee of the Board.

Other Provisions

The Stockholders Agreement also provides for:

•	the waiver of the corporate opportunity doctrine with respect to the Investor and its affiliates, including, in certain cases, the Investor Designees;

•	certain customary information rights;

•	customary confidentiality obligations;

•	customary representations and warranties by the Company and the Investor; and

•	termination on the date on which the Investor’s percentage ownership of outstanding Common Stock (on an as-converted basis) is less than 10%.

Registration Rights Agreement

In connection with the Securities Purchase Agreement, the Company will, at the Closing, enter into the Registration Rights Agreement with the Investor. The following is a summary of selected provisions of the Registration Rights Agreement.

The Investor shall have registration rights for the Underlying Shares, as well as any shares the Investor receives due to a stock split, dividend or other distribution (the “Registrable Securities”). After the expiration of the two-year lockup included in the Stockholders Agreement the Company is required to file a registration statement, including any prospectus, supplement, and amendments (“Registration Statement”), with the SEC registering the resale of the Underlying Shares, and use its reasonable best efforts to cause it to be declared effective by the SEC within thirty days if it is filed using a Form S-3, or within sixty days if the Company must initially file the Registration Statement on Form S-1.

The Investor shall have the right to deliver five written notices requiring the Company to register the requested number of Registrable Securities within thirty or sixty days, (“Demand Notices”) in connection with an offering, whether or not consummated, involving the Company’s management’s participation in a customary “road show” (a “Marketed Offering”). In addition, the Investor shall have the right to deliver three additional Demand Notices in connection with non-Marketed Offerings. The Investor shall not make more than four Demand Notices of any type in a 365-day period. Unless the Investor requests to have registered all of its Registrable Securities, a Demand Notice for a Marketed Offering may only be made if the sale of the Registrable Securities is reasonably expected to result in cash proceeds in excess of $25 million.

The Company shall have the right to postpone the filing or initial effectiveness of a Registration Statement twice in any twelve-month period, for an aggregate period of not more than ninety days. The Company may enact such postponement or suspension only if the registration of the applicable Registration Statement would (i) require the Company to make a disclosure of material, non-public information that the Company has a bona fide business purpose for not disclosing or (ii) materially interfere with any bona fide material financing, acquisition, disposition or other similar transaction of the Company.

If the Company proposes to file a registration statement under the Securities Act with respect to an offering of the Common Stock, other than on a Form S-4 or Form S-8 or filed to effectuate an offering and sale to employees or Directors of the Company pursuant to an employee stock plan, then the Investor may elect to have the Company register a pro rata number of its Registrable Securities in such registration.

For certain registrations of Registrable Securities, the Company, its executive officers and Directors are subject to a ninety-day lockup of sales of Common Stock and various customary restrictions for the registration procedures with the SEC. The Company shall be responsible for all expenses and fees in connection with the offering and sale of Registrable Securities, except for any underwriting discounts or commissions. The Company shall also indemnify the Investor, and its affiliates and representatives, from any and all losses, claims, damages, liabilities, costs (including reasonable attorneys’ fees), judgments, fines and penalties arising out of any untrue statement (or alleged untrue statement) or omission (or alleged omission) of material fact in any Registration Statement or related document incident to such registration, except for any untrue statement (or alleged untrue statement) or omission (or alleged omission) by the Investor, in which case, the Investor shall indemnify the Company, and its officers and Directors, against all losses, claims, damages, liabilities, costs (including reasonable attorneys’ fees), judgments, fines and penalties arising out such untrue statement (or alleged untrue statement) or omission (or alleged omission). The Investor may not assign the Registration Rights Agreement without the consent of the Company and any such assignee must execute a joinder addendum. The Registration Rights Agreement shall terminate (i) with respect to the Investor or any holder of Registrable Securities, on the date on which such person ceases to hold Registrable Securities and (ii) with respect to the Company, the earlier to occur of (x) the date on which all equity securities have ceased to be Registrable Securities or (y) the dissolution, liquidation or winding up of the Company.

China Joint Venture

Under the Securities Purchase Agreement, the Company and the Investor agreed to use reasonable best efforts to enter into definitive agreements for the Joint Venture in accordance with certain key terms that have been mutually agreed.

General

The Joint Venture would be the exclusive operator of the Company’s business in China (excluding Hong Kong, Taiwan and Macau) (the “Territory), including:

•	manufacturing and/or engaging a third party to contract manufacture vitamins, herbs, minerals, supplements and diet and sports nutrition products under the “GNC” brand or any other sub-brand owned by or exclusively licensed to the Company (“Products”) at facilities within the Territory (we refer to Products manufactured in local facilities within the Territory as “Local Products”);

•	purchasing Products wholesale from the Company for distribution within the Territory;

•	purchasing Products in bulk from the Company and repackaging them at facilities within the Territory for distribution within the Territory (we refer to Products purchased from the Company under this bullet and the bullet above as “Imported Products”);

•	promoting, marketing, selling and distributing Products, whether through offline or online channels, in the Territory; and

•	providing after-sale and other auxiliary services within the Territory.

In connection with the foregoing, the Company and the Investor would agree to cause the Joint Venture to enter into certain agreements with the Company, including:

•	an exclusive, sub-licensable license to use the Company’s PRC trademarks and all other trademarks owned by the Company used on the Products under a trademark license agreement (“Trademark License Agreement”);

•	an exclusive, sub-licensable license to use knowhow and other associated intellectual property rights necessary for conducting the Company’s business in the Territory and the Company’s provision of technical services and support to the Joint Venture regarding the manufacture of Local Products under a technical services agreement (“Technical Services Agreement”); and

•	a long-term supply agreement (the “Supply Agreement”), under which the Company would appoint the Joint Venture as the exclusive and sole distributor of Products in the Territory and supply the Joint Venture with Imported Products at a mutually agreed cost;

In connection with the Trademark License Agreement, the Joint Venture would pay a royalty to the Company based on the Joint Venture’s sale of Products within the Territory. Under the Joint Venture Term Sheet, the parties would agree that the royalty would meet certain minimum amounts for the first five years of the Joint Venture, and a portion of those royalties would be paid upon commencement of the Joint Venture. Services rendered by the Company under the Technical Services Agreement would be provided to the Joint Venture at cost.

Under the terms of the Supply Agreement, the Company would provide the Joint Venture with terms and conditions no less favorable to the Joint Venture than those provided by the Company in certain other exclusive supply arrangements outside the United States, subject to certain exceptions. In addition, the supply agreement would be subject to certain “take-or-pay” obligations based on agreed upon quarterly target purchase requirements.

Exclusivity

The Company would agree that the Joint Venture has exclusive jurisdiction of business over the Territory during the term of the Joint Venture, including sales through the Company’s existing Chinese online platform at www.gnc.com.cn and other online platforms in the Territory (other than www.gnc.com). Other than the revenue arising from sales through www.gnc.com as described in the next paragraph, all revenue and income arising from orders shipped to consumers residing in the Territory or originated from consumers residing in the Territory, through whatever method (online or offline), would be considered the revenue of the Joint Venture.

For the first nine months following execution of definitive Joint Venture documentation, the Company could continue to sell Products on a passive basis to consumers based within the Territory through www.gnc.com. During such time, the Company would use commercially reasonable efforts to redirect consumers based within the Territory from www.gnc.com to www.gnc.com.cn and, if the Company is unable to redirect consumers based within the Territory, the Company would pay a royalty to the Joint Venture for any such sales to such consumers.

Valuation and Ownership

The Company’s initial contribution of its China business to the Joint Venture would be valued at approximately $50 million. Following the Investor’s contribution and a simultaneous sale of a portion of the Company’s initial interest in the Joint Venture to the Investor, the Joint Venture would be valued at approximately $80 million, and the Joint Venture would be held 65% by the Investor and 35% by the Company.

Term

The initial term of the Joint Venture would be 20 years, subject to extension upon approval of the Joint Venture’s board.

Corporate Governance

The Joint Venture would be governed by a Board of Directors (the “JV Board”), consisting of a total of five directors, three of whom would be elected by the Investor and two of whom would be elected by the Company. The JV Board would act by simple majority, except that the affirmative vote of both directors elected by the Company would be required for the following transactions:

•	any change of control of the Joint Venture, including any sale of a majority of the Joint Venture’s equity interests or a majority of its consolidated assets;

•	any public offering of the Joint Venture or any of its subsidiaries;

•	significant acquisitions and dispositions by the Joint Venture;

•	agreements, arrangements or understandings with either party or its affiliates, except those relating to ordinary course of business transactions with aggregate payments below a specified dollar amount or other threshold;

•	business plans;

•	capital calls on the parties; and

•	material changes in the nature or business of the Joint Venture.

In addition to the foregoing, the Investor would have the right to nominate the Chief Executive Officer of the Joint Venture and the Company would have the right to nominate the Chief Financial Officer of the Joint Venture, in each case after consultation with the other party.

Regulatory Matters

The Investor would use commercially reasonable efforts to assist the Joint Venture with the preparation work for registration applications with the PRC Food and Drug Administration for Local Products and Imported Products. The costs and expenses associated with such applications would be borne by the Joint Venture, and any such registrations obtained would be the property of the Joint Venture.

Termination; Effect of Termination

The Joint Venture could be terminated as follows:

•	by mutual agreement of the Company and the Investor;

•	at the end of the initial 20-year term; or

•	by either party in the event of a material breach of the License Agreement, the Technical Services Agreement, the Supply Agreement or the definitive agreement governing the Joint Venture.

If the Investor or the Company has a right to terminate the Joint Venture pursuant to the third bullet above, the non-breaching party would have the right to purchase the equity interests in the Joint Venture held by the breaching party.

In the event of a termination of the Joint Venture for any other reason, each party’s equity interest in the joint venture would be subject to a customary “buy-sell” provision, whereby a party may make an offer to purchase the other party’s equity interest in the Joint Venture based on a proposed valuation of the Joint Venture, and the other party could either accept the offer or elect to purchase the proposing party’s equity interest in the joint venture for a price based upon the same proposed valuation of the Joint Venture.

The Trademark License Agreement would survive for so long as the Joint Venture or its successor continues operation of the Joint Venture’s business in the Territory as a going concern, unless the license is terminated due to a material breach.

DESCRIPTION OF THE CONVERTIBLE PREFERRED STOCK

The following is a summary of the material terms of the preferences, limitations, voting powers and relative rights of the Series A Convertible Preferred Stock of the Company as contained in the Certificate of Designations. While we believe that this summary covers the material terms and provisions of the Convertible Preferred Stock, we encourage you to read the Certificate of Designations carefully and in its entirety, which is included as an exhibit to our Current Report on Form 8-K filed with the SEC on February 13, 2018, and is incorporated herein by reference. For more information about accessing the information we file with the SEC, please see “Where You Can Find More Information” below.

Number of Shares in Series

The Certificate of Designations will designate 1,000,000 initial shares of the Convertible Preferred Stock.

Ranking

The Convertible Preferred Stock will rank senior to the Common Stock and to all other junior securities, but junior to the Company’s existing indebtedness, with respect to dividends and rights on the liquidation, dissolution or winding up of the Company.

Stated Value

The Convertible Preferred Stock has a per share stated value of $1,000, subject to increase in connection with the payment of dividends in kind as described below (the “Stated Value”).

Dividends

Holders of shares of Convertible Preferred Stock will be entitled to receive cumulative preferential dividends, payable quarterly in arrears, at an annual rate of 6.50% of the Stated Value. Dividends are payable, at the Company’s option, in cash from legally available funds or in kind by issuing additional shares of Convertible Preferred Stock with the Stated Value equal to the amount of payment being made or by increasing the Stated Value of the outstanding Convertible Preferred Stock by the amount per share of the dividend, or a combination thereof.

Conversion

Each share of Convertible Preferred Stock will be convertible at any time at the option of the holder into a number of shares of Common Stock equal to (i) the Stated Value plus any accumulated and unpaid dividends (the “Liquidation Preference”) divided by (ii) a conversion price of $5.35, subject to adjustment. The Conversion Price will be subject to customary antidilution adjustments.

Antidilution Adjustments

The formula for determining the conversion rate and the number of shares of Common Stock to be delivered upon conversion of the Convertible Preferred Stock will be adjusted in the event of certain dividends or distributions in shares of Common Stock or subdivisions, splits and combinations of our Common Stock, among other events. If any such event occurs, the number of shares of Common Stock issuable upon conversion may be higher or lower than the initial number of shares designated under the Certificate of Designations.

Optional Redemption

The Company has the right to redeem the Convertible Preferred Stock, in whole or in part at any time (subject to certain limitations on partial redemptions) following the fourth anniversary of the issue date if the last reported sale price of the Common Stock equals or exceeds 130% of the Conversion Price for each of at least twenty consecutive trading days in any thirty trading day period. The Company can make such redemption at a price per share equal to the Liquidation Preference. The Convertible Preferred Stock is perpetual and is not mandatorily redeemable at the option of the holders, except upon the occurrence of a Fundamental Change (as defined in the Certificate of Designations) as described below.

Fundamental Change

Upon the occurrence of a Fundamental Change, each holder of shares of Convertible Preferred Stock will have the option to either (i) cause the Company to redeem all of such holder’s shares of Convertible Preferred Stock for cash in an amount per share equal to the Liquidation Preference, or (ii) continue to hold such holder’s shares of Convertible Preferred Stock, subject to any adjustments to the Conversion Price or the number and kind of securities or other property issuable upon conversion resulting from the Fundamental Change and to the Company’s or its successor’s optional redemption rights described above.

A Fundamental Change is defined in the Certificate of Designations to include, subject to certain exceptions, (i) any person or group becoming a beneficial owner of more than 50% of the voting power of the Company, or if the Company consummates a transaction whereby the existing stockholders of the Company own less than 50% of the Company following such transaction, (ii) the stockholders of the Company approve a liquidation, dissolution or winding up of the Company, or (iii) the Common Stock ceases to be listed on a national securities exchange.

Liquidation Preference

Upon any liquidation, dissolution or winding up of the Company, holders of shares of Convertible Preferred Stock will be entitled to receive, prior to any distributions on the common stock or other capital stock of the Company ranking junior to the Convertible Preferred Stock, an amount in cash per share of Convertible Preferred Stock equal to the greater of (i) the Liquidation Preference and (ii) the amount such holder would receive in respect of the number of shares of Common Stock into which a share of Convertible Preferred Stock is then convertible.

Voting Rights

Holders of shares of Convertible Preferred Stock will be entitled to vote on an as-converted basis with the holders of shares of Common Stock, as a single class, on all matters submitted for a vote of holders of shares of Common Stock. When voting together with the Common Stock, each share of Convertible Preferred Stock will entitle the holder to a number of votes equal to the number of shares of Common Stock issuable upon the conversion of such Convertible Preferred Stock to which such share is entitled as of the applicable record date.

The Certificate of Designations provides that, as long as any shares of Convertible Preferred Stock are outstanding, the Company may not, without the prior affirmative vote or prior written consent of the holders of a majority of the outstanding shares of Convertible Preferred Stock, amend the Company’s articles of incorporation, bylaws or other organizational documents, including the Certificate of Designations in any manner that adversely affects any rights, preferences, privileges or voting powers of the Convertible Preferred Stock or holders of shares of Convertible Preferred Stock.

PROPOSAL – THE SHARE ISSUANCE

On February 13, 2018, the Company entered into the Securities Purchase Agreement with the Investor, pursuant to which the Company agreed to issue and sell to the Investor, and the Investor agreed to purchase from the Company, 299,950 shares of newly created Convertible Preferred Stock for a purchase price of $1,000 per share, or an aggregate purchase price of approximately $300 million. The transaction is subject to customary closing conditions, as well as receipt of all necessary regulatory and governmental approvals, approval of our stockholders and entry into the Joint Venture. The Convertible Preferred Stock will be convertible into shares of the Company’s Common Stock at an initial conversion price of $5.35 per share, subject to customary antidilution adjustments, and will accrue cumulative preferential dividends, payable quarterly in arrears, at an annual rate of 6.50% of the Stated Value. The terms of the Convertible Preferred Stock will be set forth in the Certificate of Designations to be filed by the Company with the Secretary of State of the State of Delaware prior to the closing of the transaction.

Our Common Stock is listed on the NYSE and we are subject to the NYSE rules and regulations. Section 312.03(c) of the NYSE Listed Company Manual requires stockholder approval prior to any issuance of common stock, or of securities convertible into common stock, in any transaction or series of related transactions if (1) the common stock to be issued has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or of securities convertible into or exercisable for common stock, or (2) the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock.

At the closing of the Share Issuance, the Convertible Preferred Stock to be sold to the Investor will be convertible, at the option of the Investor, into 56,065,421 shares of Common Stock (subject to adjustment), which represents greater than 20% of both the voting power and number of shares of our Common Stock outstanding prior to the issuance. Because the sale of the Convertible Preferred Stock to the Investor exceeds 20% of both the voting power and number of shares of our Common Stock outstanding prior to the issuance and would implicate Section 312.03(c) and, since the NYSE rules do not define “change of control,” possibly 312.03(d), we must seek stockholder approval prior to making such issuance. Further, we are obligated to seek such stockholder approval pursuant to the Securities Purchase Agreement.

Certain Effects of the Share Issuance

While our Board believes that the sale of the Convertible Preferred Stock to the Investor is advisable and in the best interests of the Company and our stockholders, you should consider the following factors, together with the other information included in this proxy statement, in evaluating this proposal.

Dilution

If our stockholders approve the Share Issuance, upon the Closing, the Convertible Preferred Stock will initially be convertible into 56,065,421 shares of our Common Stock (subject to adjustment). On an as-converted basis, this would represent approximately 40% of our Common Stock outstanding. As a result, our current stockholders would experience substantial dilution of earnings per share, as well as of ownership percentage and voting rights.

Substantial Stockholder

If our stockholders approve the Share Issuance, upon the Closing, the Investor would hold approximately 40% of the outstanding voting power of the Company. As a result, the Investor will have significant voting power as well as significant influence over our business and affairs.

Market Price

Upon the issuance of the Convertible Preferred Stock, a substantial number of shares of our Common Stock will become issuable upon conversion thereof. This issuance could have an adverse effect on the market price of our Common Stock. Further, pursuant to the Registration Rights Agreement, we will agree to register the resale of the Underlying Shares with the SEC, which means that such shares would become eligible for resale in the public markets. Any sale of such shares, or the anticipation of the possibility of such sales, could create downward pressure on the market price of our Common Stock.

Consequences of Non-Approval of the Share Issuance

Approval of the Share Issuance is a condition to closing the transactions contemplated by the Securities Purchase Agreement. If the Share Issuance is not approved by our stockholders, the Securities Purchase Agreement may be terminated and the transactions contemplated thereby cannot be completed. See the section entitled “Description of the Transaction Documents—Securities Purchase Agreement— Termination of the Securities Purchase Agreement” above for more details.

Vote Required

Pursuant to the rules of the NYSE, the approval of the Share Issuance requires the affirmative vote of a majority of the shares present (in person or by proxy) and entitled to vote at the Special Meeting. This means that there must be more votes “FOR” the proposal than the aggregate of votes “AGAINST” the proposal plus abstentions at the Special Meeting.

Abstentions will be counted as votes “AGAINST” the proposal. Broker “non-votes” will have no effect on the outcome of this vote.

Pursuant to our Bylaws, either the Chairman of our Board or the presiding person of the Special Meeting has the power to recess and/or adjourn the meeting, for any or no reason, to another place, date and time. We intend to adjourn the Special Meeting to solicit additional proxies if there are insufficient votes at the Special Meeting to approve the Share Issuance.

Recommendation of the Board

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL OF THE SHARE ISSUANCE.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table below sets forth information regarding the beneficial ownership of our Common Stock as of March 20, 2018 by: (i) each person, or group of affiliated persons, known by us to beneficially own more than 5% of our Common Stock; (ii) each of our named executive officers; (iii) each of our directors; and (iv) all of our directors and executive officers as a group, based on information furnished by each person.

Beneficial ownership is determined in accordance with the Exchange Act and includes voting and investment power with respect to our Common Stock. The following table includes Common Stock issuable within 60 days of March 20, 2018 upon the exercise of all options and other rights beneficially owned by the indicated stockholders on that date. Percentage of beneficial ownership is based on 83,661,965 shares of Common Stock outstanding as of March 20, 2018. Except as otherwise noted below, each person or entity named in the following table has sole voting and investment power with respect to all shares of our Common Stock that he, she or it beneficially owns.

Unless otherwise indicated, the address of each beneficial owner listed below is c/o GNC Holdings, Inc., 300 Sixth Avenue, Pittsburgh, PA 15222.

Name of Beneficial Owner	Position	Shares		Percentage
Kenneth A. Martindale	Chief Executive Officer and Director	455,001	(1)	*
Tricia K. Tolivar	Executive Vice President, Chief Financial Officer and Interim Chief Marketing Officer	67,513	(2)	*
Timothy A. Mantel	Former Executive Vice President and Chief Merchandising Officer	110,308	(3)	*
Guru Ramanathan	Senior Vice President and Chief Innovation Officer	156,589	(4)	*
Gene E. Burt	Executive Vice President, Chief Merchandising Officer and Chief Supply Chain Officer	11,091	(5)	*
Michael D. Dzura	Former Executive Vice President, Operations	6,980	(6)	*
Jeffrey R. Hennion	Former Chief Marketing and e-Commerce Officer	—		*
Robert F. Moran	Director and Former Interim Chief Executive Officer	1,019,888	(7)	1.22%
Jeffrey P. Berger	Director	96,429	(8)	*
Alan D. Feldman	Director	62,102	(9)	*
Michael F. Hines	Director	220,674	(10)	*
Amy B. Lane	Director	62,254	(11)	*
Philip E. Mallott	Director	51,837	(12)	*
Richard J. Wallace	Director	63,754	(13)	*
All directors and executive officers as a group (14 persons)		2,298,275		2.75%

*	Less than 1% of the outstanding shares of Common Stock.
(1)	Consists of (i) 173,186 shares directly held and (ii) 281,815 shares of time-vested restricted stock.
(2)	Consists of (i) 17,637 shares directly held and (iii) 49,876 shares issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days following March 20, 2018.
(3)	Consists of (i) 77,004 shares directly held and (ii) 33,304 shares issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days following March 20, 2018.
(4)	Consists of (i) 57,567 shares directly held and (ii) 99,022 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days following March 20, 2018.

(5)	Consists of (i) 2,341 shares directly held and (ii) 8,750 shares issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days following March 20, 2018.
(6)	Consists of 6,980 shares directly held.
(7)	Consists of (i) 919,888 shares directly held and (ii) 100,000 shares issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days following March 20, 2018.
(8)	Consists of (i) 67,664 shares directly held, (ii) 14,765 shares of time-vested restricted stock and (iii) 14,000 shares issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days following March 20, 2018.
(9)	Consists of (i) 47,337 shares directly held and (ii) 14,765 shares of time-vested restricted stock.
(10)	Consists of (i) 168,989 shares directly held, (ii) 14,765 time-vested restricted stock and (iii) 36,920 shares issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days following March 20, 2018.
(11)	Consists of (i) 16,989 shares directly held, (ii) 14,765 time-vested restricted stock and (iii) 30,500 shares issuable upon the exercise of options that are currently exercisable or become exercisable within 60 days following March 20, 2018.
(12)	Consists of (i) 37,072 shares directly held and (ii) 14,765 shares of time-vested restricted stock.
(13)	Consists of (i) 13,989 shares directly held, (ii) 14,765 shares of time-vested restricted stock and (iii) 35,000 shares issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days following March 20, 2018.

As of March 20, 2018, based on filings made under Section 13(d) and 13(g) of the Exchange Act reporting ownership of shares and percent of beneficial ownership as of December 31, 2017, the only persons known by us to be beneficial owners of more than 5% of our Common Stock were as follows:

Beneficial Owners of 5% or More of Our Outstanding Common Stock	Shares		Percentage

FMR LLC and certain affiliated parties 245 Summer Street Boston, MA 02210	7,172,255	(1)	10.394%

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	4,633,563	(2)	6.7%

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	5,590,081	(3)	8.10%

(1)	Based on the Amendment No. 5 to Schedule 13G filed with the SEC on February 13, 2018 by FMR LLC, a parent holding company, Abigail P. Johnson, a Director, the Chairman and Chief Executive Officer of FMR LLC and Fidelity Series Intrinsic Opportunities (the “FSIO”). In the Amendment No. 5 to Schedule 13G, (i) FMR LLC discloses it has sole voting power over 339,158 shares and sole dispositive power over 7,172,255 shares, (ii) Ms. Johnson discloses that she has sole dispositive power over 7,172,255 shares and (iii) FSIO discloses that it has sole voting power over 5,939,600 shares. Members of the Johnson family are the predominant owners, directly or through trusts, of the Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC, and through a shareholders’ voting agreement, members of the Johnson family may be deemed to form a controlling group with respect to FMR LLC.
(2)	Based on the Amendment No. 5 to Schedule 13G filed with the SEC on February 8, 2018 by BlackRock, Inc. (“BlackRock”) in which BlackRock discloses that it has sole voting power over 4,409,328 shares and sole dispositive power over 4,633,563 shares.
(3)	Based on the Amendment No. 5 to Schedule 13G filed with the SEC on February 9, 2018 by The Vanguard Group, Inc. (“Vanguard”). In the Amendment No. 5 to Schedule 13G, Vanguard reports it has sole voting power over 77,664 shares, sole dispositive power over 5,516,126 shares, shared voting power of 4,100 shares and shared dispositive power over 73,955 shares.

STOCKHOLDER PROPOSALS FOR FUTURE ANNUAL MEETINGS

Stockholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act for our 2018 Annual Meeting must have been received by us no later than December 12, 2017 to be presented at the 2018 Annual Meeting or to be eligible for inclusion in the proxy materials related thereto under the SEC’s proxy rules. Stockholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act for our 2019 Annual Meeting must be received by us no later than December 11, 2018 to be presented at the 2019 Annual Meeting or to be eligible for inclusion in the proxy materials related thereto under the SEC’s proxy rules. Such proposals can be sent to us at GNC Holdings, Inc., 300 Sixth Avenue, Pittsburgh, Pennsylvania 15222, Attention: Secretary.

Our Bylaws prescribe the procedures that a record stockholder must follow to nominate directors for election at an Annual Meeting or to bring other business before an Annual Meeting (other than matters submitted pursuant to Rule 14a-8 under the Exchange Act). The following summary of these procedures is qualified by reference to our Bylaws, a copy of which can be obtained, without charge, upon written request to GNC Holdings, Inc., 300 Sixth Avenue, Pittsburgh, Pennsylvania 15222, Attention: Secretary.

Pursuant to Article II, Section 5(b) of our Bylaws, a record stockholder must provide timely notice of any stockholder proposal (including director nomination(s)) other than those submitted pursuant to Rule 14a-8 of the Exchange Act to be properly brought before an Annual Meeting. To be timely, such notice must have been received by February 22, 2018 for our 2018 Annual Meeting, or must be received by February 21, 2019 for our 2019 Annual Meeting, in each case by our secretary at our principal executive offices at 300 Sixth Avenue, Pittsburgh, Pennsylvania 15222. The notice must contain the information specified in our Bylaws regarding the stockholder giving the notice and the business proposed to be brought before the meeting. For director nominations, the notice must also contain the information specified in our Bylaws regarding each person whom the stockholder wishes to nominate for election as director and be accompanied by the written consent of each proposed nominee to serve as director if elected. Such stockholder proposals must also be in compliance with the additional requirements set forth in the Bylaws.

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC as specified below will update and supersede this information. Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, we hereby incorporate by reference the following filings:

•	Our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on March 1, 2018;

•	Our Proxy Statement on Schedule 14A, filed with the SEC on April 11, 2017;

•	Our Current Reports on Form 8-K filed with the SEC on February 13, 2018 (Item 1.01, 2.03, 3.02, 5.02 and 8.01 disclosures only), February 14, 2018, February 23, 2018, February 28, 2018, and March 21, 2018; and

•	Any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the Special Meeting.

This proxy statement incorporates important business and financial information about the Company from other documents that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this proxy statement through our website, www.gnc.com, or from the SEC at its website, www.sec.gov, or upon request to GNC Holdings, Inc., 300 Sixth Avenue, Pittsburgh, Pennsylvania, 15222, Attention: Secretary. Stockholders may also read and copy materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549.

HOUSEHOLDING

The SEC permits companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. Stockholders who hold their shares through a nominee, such as a broker, bank, broker-dealer or similar organization may receive notice from that nominee regarding the householding of proxy materials. As indicated in the notice, a single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from an affected stockholder. Once a stockholder has received notice that a nominee will be householding, householding will continue until the stockholder is notified otherwise or until the stockholder has revoked consent by notifying the nominee. If you hold your shares in “street name” and would prefer to receive separate copies of a proxy statement for other stockholders in your household, either now or in the future, please contact your nominee. If you are record holder of your shares and would prefer to receive separate copies of a proxy statement for other stockholders in your household, either now or in the future, please contact: GNC Holdings, Inc., 300 Sixth Avenue, Pittsburgh, Pennsylvania 15222, Attention: Secretary. Stockholders who currently receive multiple copies of the proxy statement at their addresses and would like to request “householding” of their communications should contact their broker or the Company, as applicable.

OTHER MATTERS

Pursuant to our Bylaws, only such business as is specified in this proxy statement will be conducted at the Special Meeting.

By Order of the Board of Directors

Kenneth A. Martindale
Chief Executive Officer

Annex I

February 12, 2018

GNC Holdings, Inc.

300 Sixth Avenue

Pittsburgh, Pennsylvania 15222

Ladies and Gentlemen:

GNC Holdings, Inc. (“GNC” or the “Company”) has engaged Valuation Research Corporation (“VRC”) as independent financial advisor to provide certain valuation advisory services to GNC’s Board of Directors (the “Board”) with respect to a potential transaction in which the Company will sell to prospective investors on or about the date hereof preferred shares of the Company (the “Convertible Preferred Shares”) that are convertible into common shares of the Company (the “Common Shares”) at a conversion price of $5.35 per Common Share (the “Conversion Price”). On a primary share basis, the Convertible Preferred Shares will be convertible into approximately 40.2% of the Company’s outstanding Common Shares. The Company’s sale of Convertible Preferred Shares and all related sources and uses of funds, collectively, are referred to herein as the “Transaction.”

In connection with the Transaction, the Company has requested that VRC render to the Board this opinion letter (the “Fairness Opinion”) expressing VRC’s view as to whether the Conversion Price of the Convertible Preferred Shares in the Transaction is fair from a financial point of view to the Company.

The Fairness Opinion does not address (i) the fairness of the Transaction, in whole or in part, or any terms associated therewith, in each case to the Company’s or any other person’s or entity’s creditors or other parties not expressly addressed in the Fairness Opinion; (ii) the relative risks or merits of the Transaction, or any other business strategies or transactional alternatives that may be available to the Company or any other person or entity; (iii) the underlying business decisions of the Company or any other person or entity to enter into or consummate the Transaction; (iv) any specific legal, tax, accounting, or financial reporting matters related to or associated with the Transaction; (v) the fair value of the Transaction in each case under any state, federal, or international laws relating to appraisal rights or similar matters; (vi) the book value of the assets and liabilities of, or otherwise associated with or comprising, the Company; (vii) the projections provided by the Company or the Company’s management for periods before or after the consummation of the Transaction; (viii) any employment or other agreements entered into in connection with the Transaction; or (ix) any matters relating to fees paid by the Company or any other person or entity in connection with the Transaction.

In rendering the Fairness Opinion, VRC conducted only such reviews, analyses, and inquiries, and considered such information, data and other material as are, in VRC’s judgement, customary for evaluation of transactions similar to the Transaction and otherwise for engagements of this type and necessary and appropriate based on the facts and circumstances of the Transaction and the engagement. In conducting its reviews and analyses, and as a basis for arriving at the opinion expressed herein, VRC utilized methodologies, procedures and considerations it deemed relevant and customary under the circumstances; and took into account its assessment of general economic, industry, market, financial and other conditions, which may or may not prove to be accurate, as well as its experience as a valuation financial advisor in general. Further, in rendering the Fairness Opinion, VRC did not conduct any due diligence whatsoever on the prospective investors or participants in the Transaction or the purchasers of any securities or interests involved in the Transaction.

Without limiting the generality of the foregoing, we have reviewed, among other things, the form of Securities Purchase Agreement to be entered into by and among the Company and the prospective investor, together with

Valuation Research Corporation    312 Walnut Street Suite 1700    Cincinnati, OH 45202    Phone 513.579.9100    valuationresearch.com

the other documents related to the Transaction and referred to therein; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended December 31, 2011 and December 31, 2016 respectively; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to their respective stockholders; certain publicly available research analyst reports for the Company; certain internal financial analyses and forecasts for the Company for the four full years ended 2021, both stand-alone and pro forma for the Transaction, prepared by Company management and approved for our use by the Company and the Board (collectively, the “Forecasts”); the reported price and trading activity for the Common Shares; and the financial terms of certain recent business combinations in the same industry as the Company and in other industries. We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company and the strategic rationale for, and the potential benefits to the Company of, the Transaction; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, including a review of the current and historical market prices and trading volume for the Company’s publicly traded securities, and the historical market prices and certain financial data of publicly traded securities of certain other companies that we deemed to be relevant; and performed such other financial studies, inquiries and analyses, and considered such other factors and information, as we deemed appropriate.

With your permission, VRC assumed and relied upon, without independent verification or independent appraisal, the accuracy and completeness of all information provided to VRC by or on behalf of the Company or the Board (collectively, “Information”), and all other information, data and other material (including, without limitation, financial forecasts and projections) furnished or otherwise made available to, or discussed with or reviewed by, VRC in connection with the Fairness Opinion, or that was publicly available.

In addition, VRC assumed and relied upon the assumption, without independent verification, that any financial forecasts and projections provided to VRC by or on behalf of the Board or the Company in connection with the Fairness Opinion have been reasonably and prudently prepared in good faith and were based upon assumptions that are reasonable and reflect the best then currently available estimates and judgments of the Company’s management as to the matters covered thereby. VRC further assumed that any Information provided by or on behalf of the Board or the Company in connection with the Fairness Opinion did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements were made.

With your permission, VRC assumed, without independent verification, (i) the accuracy and adequacy of the legal advice given by counsel to the Board or the Company on all legal matters with respect to the Transaction; (ii) that all procedures required by law to be taken in connection with the Transaction have been, or will be, duly, validly and timely taken and that the Transaction will be consummated in a manner that complies with all applicable laws and regulations and that conforms in all material respects to the description thereof set forth herein; (iii) that the Transaction is consummated in a timely manner in accordance with the terms and conditions set forth in the related definitive agreements and other documents provided to VRC; (iv) that each of the Board and the Company is in compliance in all material respects (and will remain in compliance in all material respects) with any and all applicable laws, rules or regulations of any and all relevant legal or regulatory authorities; and (v) that the Transaction will be consummated in a manner that complies in all material respects with any and all applicable laws, rules and regulations of any and all legal or regulatory authorities.

VRC did not make any independent evaluation of the Company’s (or any other party’s) solvency or creditworthiness nor did we make any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (contingent or otherwise) of the Company or any other party. VRC does not express herein any opinion regarding the liquidation value of any entity or business. In addition, VRC did not undertake any independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities to which the Company is or may be a party or of which it may be the subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or otherwise may be subject.

VRC relied upon and assumed, without independent verification, that, other than as expressly disclosed to VRC in writing by the Board or the Company, there was no material change in the assets, liabilities, financial condition, results of operations, business or prospects of the Company between the date of the most recent financial statements of or relating to the Company provided to VRC by or on behalf the Board or the Company in connection with the Fairness Opinion and the date of the Fairness Opinion; and that there are no facts or other information that would make any of the information (including, without limitation, the Information) reviewed by VRC incomplete or misleading. VRC further assumed that there will be no subsequent events that would materially affect the views set forth in the Fairness Opinion.

The Fairness Opinion is not intended to constitute a recommendation to the Board, the Company or any other party as to how they should vote, approve, disapprove, or act with respect to any matters relating to the Transaction. The Fairness Opinion does not represent an assurance, warranty, or guarantee that the price to be paid in the Transaction is the highest or best amount that can be obtained in connection with the Transaction or any other transaction.

VRC did not initiate any discussions, or solicit any indications of interest, with any third parties with respect to the Company or the Transaction. The Fairness Opinion speaks only as of the date thereof and addresses only the Transaction, and does not speak to or address any period thereafter or any subsequent business transaction, acquisition, dividend, share repurchase, debt or equity financing, recapitalization, restructuring or other actions, transactions or events not specifically referred to in the Fairness Opinion. Furthermore, the Fairness Opinion does not represent an assurance, guarantee, or warranty that the Company will not breach, or default on or under, any of its debt or other obligations or liabilities, nor does VRC make any assurance, guarantee, or warranty that any covenants, financial or otherwise, associated with any financing or existing indebtedness will not be breached in the future.

The Fairness Opinion is necessarily based on economic, industry, market, financial and other conditions and circumstances as they exist and to the extent that they can be evaluated by VRC as of the date hereof. VRC assumes no responsibility to update or revise the Fairness Opinion based upon any events or circumstances occurring subsequent to the date hereof.

VRC is continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions and other transactions for corporate and other purposes. Except for our engagement in connection with the Fairness Opinion, we have not acted as financial advisor to the Company in connection with the Company’s consideration of the Transaction and have not participated in the negotiations leading to the Transaction. We will receive a fee in connection with the delivery of this opinion. and the Company has agreed to reimburse certain of our expenses and indemnify us against certain liabilities arising out of our engagement. No portion of our fee is contingent upon either the conclusion expressed in this Opinion or whether or not the Transaction is successfully consummated. We may provide valuation advisory services to the Company in the future, in connection with which we may receive compensation. From time to time, we and our affiliates have in the past provided services to the Company unrelated to the proposed Transaction, including valuation services for the Company for financial reporting purposes.

The Fairness Opinion is intended solely for the benefit, use, and reliance of the Board in connection with the Transaction, and may not be publicly disclosed without the express written consent of VRC.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Conversion Price of the Convertible Preferred Stock in the Transaction is fair from a financial point of view to Company.

This Fairness Opinion has been approved by the opinion review committee of VRC.

Respectfully submitted,

VALUATION RESEARCH CORPORATION

Engagement# 18377

GNC HOLDINGS, INC. 300 SIXTH AVENUE PITTSBURGH, PA 15222 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 1 OF 2 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 04/24/2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 04/24/2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. NAME THE COMPANY NAME INC. - COMMON THE COMPANY NAME INC. - CLASS A THE COMPANY NAME INC. - CLASS B THE COMPANY NAME INC. - CLASS C THE COMPANY NAME INC. - CLASS D THE COMPANY NAME INC. - CLASS E THE COMPANY NAME INC. - CLASS F THE COMPANY NAME INC. - 401 K CONTROL # SHARES 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 PAGE 1 OF 2 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 1. To approve, in accordance with Section 312.03 of the NYSE Listed Company Manual, the issuance by GNC Holdings, Inc. (the “Company”) to Harbin Pharmaceutical Group Holdings Co., Ltd. (the “Investor”) in a private placement of 299,950 shares of a newly created series of convertible preferred stock (the “Convertible Preferred Stock”) of the Company, which will include the right to (i) at the option of the Investor, convert such Convertible Preferred Stock into shares of the Company’s Class A common stock, par value $0.001 per share, and (ii) receive additional shares of Convertible Preferred Stock or an increase in the stated value of the Convertible Preferred Stock as a result of the payment of non-cash dividends. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date JOB # Signature (Joint Owners) Date SHARES CUSIP # SEQUENCE # 02 0000000000 0000370054_1 R1.0.1.17

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Proxy Statement is available at www.proxyvote.com GNC HOLDINGS, INC. Special Meeting of Stockholders April 25, 2018 8:30 AM ET This proxy is solicited by the Board of Directors The Stockholder(s) hereby appoint(s) Tricia K. Tolivar and Kevin G. Nowe, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and vote, as designated on the reverse side of this ballot, all of the shares of common stock of GNC HOLDINGS, INC. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at 8:30 AM ET on April 25, 2018, at the Omni William Penn, 530 William Penn Place, Sternwheeler Room, Pittsburgh, Pennsylvania 15219 and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side 0000370054_2 R1.0.1.17